Exhibit 99.4

Company Registration No. 07777261

Skyscanner Holdings Limited

Annual report and consolidated financial statements

For the year ended 31 December 2015

Skyscanner Holdings Limited

Annual report and consolidated financial statements 2015

Skyscanner Holdings Limited

Annual report and consolidated financial statements 2015

Officers and professional advisers

Directors

Gareth Williams
Barry Smith
Julian Pancholi
Calum Paterson
Sir Michael Moritz
Mark Logan
Margaret Rice-Jones

Secretary

Shane Corstorphine

Registered Number

07777261

Registered Office

Suite 7-001
1 Fore Street
London
EC2Y 5EJ

Bankers

Barclays	HSBC
2nd Floor, Quay	1 Collyer Quay
139 Fountainbridge	07-01 HSBC Building
Edinburgh	Singapore 049320
EH3 9QG

Clydesdale Bank	Royal Bank of Scotland
7th Floor	The Gemini Building
Clydesdale Bank Exchange	2nd Floor
20 Waterloo Street	24 St Andrew Square
Glasgow	Edinburgh
G2 6DB	EH2 1AF

Solicitors

Pinsent Masons LLP
139 Fountainbridge
Edinburgh
EH3 9QG

Auditor

Deloitte LLP
Chartered Accountants and Statutory Auditor
Edinburgh
United Kingdom

Skyscanner Holdings Limited

Strategic report

The Directors present their Strategic Report for the Company and Group for the financial year ended 31 December 2015. The Strategic Report has been prepared for the Group as a whole and therefore gives greater emphasis to those matters which are significant to Skyscanner Holdings Limited and its subsidiary undertakings (together “the Group”) when viewed as a whole.

Business model

The Group owns and operates an integrated online travel metasearch service connecting users wishing to book travel with travel service providers around the world. The Group derives substantially all of its revenue and gross profit from:

•                  Commissions earned from facilitating the booking of Flight, Hotel and Car Hire services;

•                  Commissions earned from facilitating click through of visitors to our Flight, Hotel and Car Hire partner websites;

•                  Display advertising based on number of impressions; and

•                  Subscription agreements for Analytics products.

Business review

The Group reported revenue in 2015 of £119,715k (2014: £92,897k) up 29% year on year. Profit after tax for the year was £13,272 (2014: £10,386k).

The result was achieved despite some significant headwinds:

•                  An increasing proportion of total unique monthly visitors (‘UMVs’)1 access Skyscanner via a mobile device. The Group earns lower commission, on average, from visitors on mobile devices as users are less likely to exit2 and book. A number of performance improvements were tested and released across our products during 2015 to address this. Being highly product and engineering focussed gives the Group the ability to respond quickly to required product changes and also to continually innovate to meet consumers’ evolving needs and expectations.

•                  Approximately 50% of the Group’s revenue is denominated in Euros. While the net exposure to foreign exchange risk is managed through the Group hedging policy (in the Financial risk management section on page 7), the depreciation of the Euro during 2015 had a negative impact on Group reported revenue.

Flight metasearch continues to be the Group’s largest revenue channel. However, in 2015, revenue from the Group’s Hotel and Car Hire products has grown to contribute more than 7% (2014 – 6%) of overall revenue in the financial year. The Group’s Business to Business (‘B2B’) partnerships have also attracted additional UMVs to the website which has had a positive impact on revenue.

The Group’s long term strategy is centred on owning a greater part of the travel journey from destination selection through to post travel engagement. We have made significant strides toward this objective and collectively have reached some extremely exciting milestones in 2015:

•                  Total Ticket Value (‘TTV’) in relation to flights3 reached an estimated $11.3bn, representing 49% year on year growth

•                  Total App downloads exceeded 40m (2014:30m)

•                  UMVs exceeded 50m for the first time (2014: 30m)

•                  The new Skyscanner Flights App was launched

•                  We expanded our global reach with Skyscanner now localised in 31 different languages

[1]	UMVs represent the number of unique individual users visiting Skyscanner each month irrespective of device used.

[2]	Where a user on the Skyscanner site clicks out from Skyscanner to the website of a travel service provider.

[3]	The gross value of flight related bookings made via the Skyscanner website and app

Skyscanner Holdings Limited

Strategic report (continued)

Business review (continued)

•                  We launched our facilitated booking product with AirCanada and the first New Distribution Capability (‘NDC’) facilitated booking solution with British Airways

•                  We powered flight search for over 500 (2014: over 200) partners through API and White Label products

•                  We concluded the largest ever UK tech private fund raise (further details included Sources of funding on page 6).

The Group also entered into a joint venture (‘JV’) with Yahoo! Japan on 6 July 2015. The objective of the venture is to accelerate growth in Japan by better serving the needs of the Japanese traveller both domestically and abroad. The JV is operating profitably and has generated revenue of £ 1,846k in the year to 31 December 2015. The JV is based in Tokyo adding to the Group’s existing operations in Barcelona, Beijing, Budapest, Edinburgh, Glasgow, Miami, Shenzhen, Singapore and Sofia.

In executing our strategy, the Group has continued to invest in headcount, particularly product and engineering talent, and the development of its core travel products. While this investment has supported another year of growth in the volume of UMVs to the website and mobile applications, the real benefits will be seen over the longer term. Therefore, within 2015 the additional cost of this headcount has, as management fully expected, had a subduing effect on Earnings Before Interest, Tax, Depreciation and Amortisation (‘EBITDA’). The Directors remain confident that a strategy of continued investment in product and technology will lead to continued future success and growth.

On the 23rd of December 2015 the Group issued 293,916 ordinary shares in return for consideration of £30m to a group of new global investors. The primary issuance was part of a wider transaction in which existing investors also sold a portion of their holdings. As a result, Artemis, Baillie Gifford, Khazanah Nasional Berhad, Vitruvian Partners and Yahoo! Japan have joined Scottish Equity Partners (‘SEP’) and Sequoia Capital as investors in our journey.

Key performance indicators

The Directors use Key Performance Indictors (‘KPIs’) to monitor and assess company performance. The principal KPIs used during the year ended 31 December 2015 were as follows:

	2015	2014
Revenue (£’000)	119,715	92,897
Earnings Before Interest, Tax, Depreciation and Amortisation (EBITDA) (£’000)	17,552	17,046
Average UMVs (‘000)	44,861	30,386

Taxation

The Group is reporting a tax credit £372k (2014: charge of £2,799k) during the financial year. Note 11 to these financial statements provides further detail on the composition of the tax position. We hold ourselves to a high standard in relation to paying a fair rate of tax in all of the jurisdictions in which we operate. We believe the Company and its employees should be contributors to the funding of public services and infrastructure of the country in which they are located and that this is integral to us operating sustainably and building a core value of trust with our users. The tax on ordinary activities charge has reduced since 2014 as a direct result of an increase in the accounting deferred tax asset as well as certain prior year adjustments relating primarily to tax credits associated with research and development. Removing the impact of prior year adjustments and deferred tax, our normalised current year effective tax rate is 17%. This is lower than the standard rate of corporation tax in the UK of 20.25% as a result of the Company’s participation in HM Revenue and Customs supported initiatives allowing enhanced deductions for our research and development activities and related capital expenditure.

Skyscanner Holdings Limited

Strategic report (continued)

Principal risks and uncertainties

The Group actively manages the business risks it is exposed to as part of its internal risk management and control framework. The key business risks relevant to the Group and Company are set out below:

The Group’s performance is linked to the health of the worldwide travel industry

The Group’s business and financial performance is linked to the health of the worldwide travel industry. Travel expenditure is sensitive to personal and business discretionary spending levels and tends to decline or grow more slowly during economic downturns. The general economic climate and/or unforeseen events, such as political instability, terrorist events, regional hostilities, increases in fuel prices, travel-related accidents and unusual weather patterns also may adversely affect the travel industry. Any future downturn in the industry could have a material adverse effect on the Group’s business, prospects, results of operations and financial position.

In particular, the Group’s revenue is highly dependent on transaction volumes in the global travel industry, particularly air travel transaction volumes. Changes to the air travel industry in general, and the airline industry in particular, could materially adversely impact the business, prospects, results of operations and financial position of the Group.

Our primary strategy for mitigation of this risk is the expansion of our global operations and product base, reducing our reliance on any one market or product and increasing our ability to withstand macroeconomic volatility.

Competition

The global travel & tourism industry is forecast to grow by 4.6% per annum through to 2025 when it is expected to reach c.US$1.3tn representing c.4.9% of global GDP4. Within that, the online travel market (the relevant market for Skyscanner) is estimated to be worth $500bn in TTV. Inevitably the market is extremely competitive. The travel metasearch industry specifically has a number of large global businesses competing for market share, with no one company currently dominating the space globally. If new entrants continue to enter the market with services which directly compete with those provided by Skyscanner this may have an adverse effect on our financial results. However, one of Skyscanner’s differentiators is that it has over 1,200 direct connections with online travel partners. This has taken over 10 years to establish and means Skyscanner is not as reliant on Global Distribution System (GDS) data in the same way as most of our competitors are and represents a significant barrier to new entrants.

In addition, we believe we offer a quality product, focused on the user, which sets us apart from the competition. We aim to hire the best people and strive to remain ahead of the marketplace in terms of innovation in order to ensure that we remain competitive and continue to grow.

Website disruption

If the Group’s systems are not expanded to handle increased demand from users of its websites, or should such systems fail to perform, the Group’s websites may experience unanticipated disruptions in service, slower response times or decreased customer service. Any of these issues could impair the Group’s reputation, damage the Group’s brand and have a material adverse effect on the Group’s business, prospects, results of operations and financial condition.

Our dedicated Service Management team ensure our systems are secure, efficient and robust. We have invested in new data centres at different sites in the last two years to minimise the impact that the loss of any one site would have on the operations of the Skyscanner website. We are increasingly looking at cloud based hosting products as an alternative way to manage our system infrastructure and further reduce this risk. We take this risk very seriously and set stringent KPIs relating to availability of Skyscanner’s services which are continually monitored.

[4]	http://www.wttc.org/research/economic-impact-research/2015

Skyscanner Holdings Limited

Strategic report (continued)

Principal risks and uncertainties (continued)

Global expansion

The Group continues to experience growth in headcount and operations globally. Rapid international growth can place extreme demands on the management and operational infrastructure of a business. If our growth is not appropriately managed to mitigate this risk, the quality of our product and efficiency of our operations could be negatively impacted.

Our Finance and Legal teams are central to managing the primary risks associated with global expansion. We actively monitor cash flow and review the internal control structures of our subsidiary companies in order to ensure the probability of this risk having an impact on our business is mitigated.

Changing user habits

Users are changing the way in which they use technology products at an increasingly fast rate. Staying ahead of user trends and avoiding the risk of the Group’s product offerings becoming obsolete is critical to the future success of the Group. For example, users are moving away from desktop computers and laptops and increasingly use their mobile devices so it is important that the Group ensures that its websites, applications and other platforms are accessible and easy to use on such devices. Furthermore, with the shift to mobile, users may use the Group’s platforms on mobile devices to access travel information but may be reluctant to click through to the websites of travel providers to make a booking due to the increased difficulty of inputting information on smaller screen sizes or because of security concerns. There is also an added risk that the mobile platforms of the Group’s partners may have low functionality or are difficult to use, causing the number of bookings made with such partners following a referral from the Group to decrease, resulting in a consequential decrease in the referral fees the Group might have otherwise received from its partners had such bookings been made. This is an industry wide challenge and one which Skyscanner is making significant progress to resolve for our users.

Any failure of the Group to evolve to meet the needs, expectations and likes of users or any failure to do so in a cost-effective way could have a material adverse effect on the Group’s business, prospects, results of operations’ and financial condition.

We are not complacent to these challenges: we know the future of our businesses rests on our ability to be ever more useful to travellers. We aim to mitigate this risk through continual analysis of user data with a focus on lead indicators. We invest in the recruitment of high quality talent who are responsive to the needs of our users and we devolve product responsibility through our organisational squad model which allows for rapid testing and release.

The Group may suffer losses if its reputation and brand are damaged

The Group’s success and results are dependent in part on the strength and reputation of the Group and its brand. The Group and its brand are exposed to the risks of litigation, misconduct by employees and others, significant adverse publicity attaching to the Group’s business, operational failures, allegations or determinations that the Group has failed to comply with regulatory or legislative requirements, the outcome of regulatory or other investigations or actions, market forces, and negative press speculation or social media comment, whether or not founded, that could damage its brand and reputation. Any damage to the Group’s brand and reputation could cause existing customers, users, partners or intermediaries to withdraw their business from, or restrict their business with, the Group. Such damage to the Group’s brand or reputation could cause disproportionate damage to the Group’s business, even if the negative publicity is factually inaccurate or unfounded. Furthermore, negative publicity could result in greater regulatory scrutiny and could influence market perception of the Group. The occurrence of any of these events could have a material adverse effect on the Group’s business, prospects, results of operations and financial position.

Skyscanner Holdings Limited

Strategic report (continued)

Principal risks and uncertainties (continued)

Regulatory environment

Our metasearch services are subject to various laws and regulations in the jurisdictions in which we operate. The competition authorities in some of our operating regions have begun investigations into competitive practices within the online travel industry and we may be involved in or affected by such investigations and their results.

In addition, our strategy involves geographic expansion which will increasingly expose the Group to vastly different regulatory environments and tax laws: In this context we may experience unforeseen legal, regulatory or tax consequences which may have both favourable and adverse effects on our business in the future.

In order to manage the associated risks our Finance and Legal teams actively monitor and react to the changing legal, regulatory and tax compliance challenges arising across the Group.

Our business could be negatively affected by changes in internet search engine algorithms

We use certain internet search engines to generate a significant portion of the traffic to our website. The pricing and operating dynamics on these search engines can experience rapid change commercially, technically and competitively such that the placement of links to our websites can be negatively affected and our costs to improve or maintain our placement in search results can increase.

We aim to mitigate this risk through continual analysis of data with a focus on lead indicators. We invest in the recruitment of specialist talent who are responsive to changes in the internet search environment and we devolve product responsibility through our organisational structure which allows for rapid response to any threats to our online marketing model.

Sources of funding

The Group finances its activities through cash and working capital. Bank loans including an overdraft facility, are available but are not utilised. Overdraft facilities are available and are used to satisfy short term cash flow requirements. Other financial assets and liabilities, such as trade receivables and trade payables, arise directly from the Company’s operating activities.

On the 23rd of December 2015 the Company issued 293,916 ordinary shares in return for consideration of £30m to a group of new global investors. The primary issuance was part of a wider transaction in which existing investors also sold a portion of their holdings. These funds contribute to the healthy reported cash balance of £46,762k (2014 - £6,528k) and will be used to drive strategy and growth in 2016 and beyond.

Strategy and future outlook

Our vision is to become the most trusted and most used online travel brand in the world. We are confident in the global strategy underpinning this objective and believe that we can continue growing headcount, unique users, sessions, revenue and profitability in the coming year and beyond.

Approved by the Board of Directors and signed on behalf of the Board

/s/ Gareth Williams
Gareth Williams
Director
29 April 2016

Skyscanner Holdings Limited

Directors’ report

The Directors present their report and the Group and Company financial statements of Skyscanner Holdings Limited (the ‘Company’) and its subsidiaries (together the ‘Group’) for the financial year ended 31 December 2015.

Results

The Group’s and Company’s audited financial statements for the year ended 31 December 2015 are set out on pages 13 to 65. The Group made a profit after tax for the financial year of £13,272k (2014: £10,386k) and had net assets of £118,163k at 31 December 2015 (2014: £70,640k) The Company made a profit for the financial year of £3,775k (2014: £747k) and had net assets of £72,829k at 31 December 2015 (2014: £38,474k).

Share capital and control

The issued share capital of the Company comprises 9,508,027 ordinary shares of £1 each, 675,218 C shares of £0.01 each, 78,589 SIP shares of £0.01 each and 19,314 D shares of £0.01 each. Further information is included in note 23.

Proposed dividend

The Directors do not propose payment of a dividend.

Going concern

The Group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group should be able to continue to be profitable and cash generative going forward. The forecasts give due regard to available banking facilities and show that the Group will continue to remain well within related covenant requirements. The forecasts also show that, following the new share issuance described in the Strategic Report, the Group will continue to have significant cash reserves for the forecast period.

On this basis the Directors have a reasonable expectation that the Group and Company have adequate resources to continue in operational existence for the foreseeable future. Accordingly, the financial statements have been prepared on a going concern basis.

Financial instruments and financial risk management

The Group finances its activities with a combination of third party finance lease arrangements, cash and short term deposits, as disclosed in note 20 to 22. Overdraft facilities are available but are not utilised. Other financial assets and liabilities, such as trade debtors and trade creditors, arise directly from the Company’s operating activities.

Financial instruments give rise to foreign currency, interest rate, credit and liquidity risk. Information on how these risks arise is set out below, as are the policies and processes for their management.

The Group’s interest bearing financial liabilities are exposed in part to the risks associated with fluctuations in prevailing levels of market interest rates on its financial position and cash flows.

Liquidity risk

The Group manages liquidity risk by closely monitoring cash flow performance and forecasting cash flow for future periods. Adequate cash reserves are maintained in the required currencies and entities in order to support the future growth of the business and the Group has access to a rolling credit facility from external lenders:

Foreign exchange risk

The Group operates in many different geographies and as a result is subject to the risks associated with dealing in foreign currency. The Group has an established currency hedging policy under which a percentage of forecast net Euro and US dollar exposure is hedged by way of forward contracts each month

Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. The Group has adopted a policy of only extending credit terms to credit worthy counterparties as a means of mitigating risk of financial loss from default. The Group’s exposure is continually monitored by the credit control team and credit insurance is used to mitigate exposure to risk.

Skyscanner Holdings Limited

Directors’ report (continued)

Financial instruments and financial risk management (continued)

Interest rate risk

The Company finances its operations through a mixture of cash, working capital and overdraft facilities. The overdraft facilities are currently not utilised therefore exposure to fluctuations in interest rates is minimal. The Company will continue to monitor interest rate fluctuations should overdraft facilities be utilised in the future.

Corporate governance and Directors

The Group’s governance structure includes accountability to key stakeholders as well as policies and management systems that contribute to efficient and effective operations. Improvements in good corporate governance have been continually focused upon and the Group aims to continually evolve in this area and eventually incorporate standards universally practiced.

The Board has oversight responsibilities in preserving and enhancing the Group’s long-term value for the stakeholders and oversees the Group’s overall performance objectives, key organisational initiatives, financial plans and annual budget, major investments, financial performance reviews, risk management and corporate governance practices. In order to discharge its responsibilities the Board of the Group has met regularly during 2015 to address key decision-making issues and review reports from designated committees and management.

The Directors who held office during the period or subsequently were as follows:

Gareth Williams

Barry Smith

Julian Pancholi

Calum Paterson

Sir Michael Moritz

Mark Logan

Margaret Rice-Jones

Equal opportunities

The Group is committed to providing equality of opportunity to all employees without discrimination and applies fair and equitable employment policies which seek to promote entry into and progression within the Group. Appointments are determined solely by application of job criteria, personal ability, behaviour and competency.

Political contributions

Neither the Company nor any of its subsidiaries made any political donations or incurred any political expenditure during the period.

Disabled employees

Applications for employment by disabled persons are always fully considered, bearing in mind the abilities of the applicant concerned. In the event of members of staff becoming disabled every effort is made to ensure that their employment with the company continues and that appropriate training is arranged.

Employee Involvement

A great deal of effort is devoted to engaging with employees on matters that impact them and the performance of the Group. This includes quarterly business and performance updates by members of the management team for all employees, regular internal briefings and team meetings, and the circulation to employees of company announcements and developments.

The Directors actively encourage the participation of employees in the performance and success of the business through companywide employee bonus and share schemes.

Skyscanner Holdings Limited

Directors’ report (continued)

Research and development

The Group undertook research and development work during the year. This included but was not limited to development of mobile applications, product enhancement and optimisation of the site for mobile devices.

Directors’ liabilities

At the date of signing these financial statements, the Company does not have any indemnity provisions to or in favour of one or more of its directors against liability in respect of proceedings brought by third parties, subject to the conditions set out in the Companies Act 2006.

Disclosure of information to the auditor

The Directors who held office at the date of approval of this Directors’ report confirm that, so far as they are each aware, there is no relevant audit information of which the Company’s auditor is unaware; and each Director has taken all the steps that they ought to have taken as a Director to make themselves aware of any relevant audit information and to establish that the Company’s auditor is aware of that information.

Auditor

The statutory financial statements of the Group have been audited by Deloitte LLP and pursuant to section 487 of the Companies Act 2006, the auditor will be deemed to be reappointed and Deloitte LLP will therefore continue in office.

Approved by the Board of Directors and signed on behalf of the Board

/s/ Gareth Williams
Gareth Williams
Director
29 April 2016

Skyscanner Holdings Limited

Directors’ responsibilities statement

The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the Group financial statements in accordance with International Financial Reporting Standards (‘IFRSs’) as adopted by the European Union and the parent company financial statements in accordance with Financial Reporting Standard 101 Reduced Disclosure Framework. Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and Company and of the profit or loss of the Group for that period.

In preparing the parent company financial statements, the directors are required to:

•                  select suitable accounting policies and then apply them consistently;

•                  make judgments and accounting estimates that are reasonable and prudent; and

•                  prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Company will continue in business.

In preparing the Group financial statements, International Accounting Standard 1 requires that directors:

•                  properly select and apply accounting policies;

•                  present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information;

•                  provide additional disclosures when compliance with the specific requirements in IFRSs are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s financial position and financial performance; and

•      make an assessment of the Company’s ability to continue as a going concern.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the Company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Independent auditor’s report to the members of Skyscanner Holdings Limited

We have audited the financial statements of Skyscanner Holdings Limited for the year ended 31 December 2015 set out on pages 13 to 65. The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the EU. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and UK Accounting Standards (UK Generally Accepted Accounting Practice), including FRS 101 Reduced Disclosure Framework.

This report is made solely to the Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members, as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditor

As explained more fully in the Directors’ Responsibilities Statement set out on page 10, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit, and express an opinion on, the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group’s and the parent company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion on financial statements

In our opinion:

•                  the financial statements give a true and fair view of the state of the Group’s and of the parent company’s affairs as at 31 December 2015 and of the Group’s profit for the year ended 31 December 2015;

•                  the Group financial statements have been properly prepared in accordance with IFRSs as adopted by the EU;

•                  the Parent Company financial statements have been properly prepared in accordance with UK Generally Accepted Accounting Practice; and

•                  the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

Opinion on other matter prescribed by the Companies Act 2006

In our opinion the information given in the Strategic Report and the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Independent auditor’s report to the members of Skyscanner Holdings Limited (continued)

Matters on which we are required to report by exception

We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report to you if, in our opinion:

•                  adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

•                  the Parent Company financial statements are not in agreement with the accounting records and returns; or

•                  certain disclosures of Directors’ remuneration specified by law are not made; or

•                  we have not received all the information and explanations we require for our audit.

/s/ Michael McGregor
Michael McGregor ACA (Senior Statutory Auditor)
For and on behalf of Deloitte LLP
Chartered Accountants and Statutory Auditor
Edinburgh, United Kingdom
29 April 2016

Skyscanner Holdings Limited

Consolidated statement of comprehensive income

For the year ended 31 December 2015

			(Restated)
		2015	2014
	Notes	£000	£000

Revenue	4	119,715	92,897
Cost of sales		(35,253)	(21,376)

Gross profit		84,462	71,521
Administrative expenses		(72,226)	(58,895)
Share of results of joint venture		335	—

Operating profit	10	12,571	12,626
Finance income	8	1,199	990
Finance expense	9	(870)	(431)

Profit before tax		12,900	13,185
Taxation	11	372	(2,799)

Profit for the period from continuing operations		13,272	10,386
Attributable to:
Equity holders of the parent		13,272	10,386
Other comprehensive income to be reclassified to profit or loss in subsequent periods
Exchange differences on translation of foreign operations		319	(337)
Other comprehensive income for the period, net of income tax		319	(337)

Total comprehensive income for the period from continuing operations		13,591	10,049

Attributable to:
Equity holders of the parent		13,591	10,049

Skyscanner Holdings Limited

Consolidated statement of financial position at 31 December 2015

			(Restated)	(Restated)
		2015	2014	2013
	Notes	£000	£000	£000
Non-current assets
Property, plant and equipment	12	8,540	8,605	8,417
Intangible assets	13	54,013	54,054	51,220
Investments	14	131	79	71
Interest in joint ventures	15	1,113	—	—
Deferred tax asset	18	6,377	2,887	980
		70,174	65,625	60,688
Current assets
Trade and other receivables	19	19,779	13,526	11,864
Income tax receivable		2,065	—	—
Derivative financial instruments	17	—	80	—
Cash and cash equivalents	20	46,762	6,528	9,610
		68,606	20,134	21,474
Total assets		138,780	85,759	82,162

Current liabilities
Trade and other payables	21	19,195	11,157	8,033
Derivative financial instruments	17	384	—	104
Interest-bearing loans and borrowings	22	503	1,011	1,153
Income tax payable		—	2,198	1,061
		20,082	14,366	10,351
Non-current liabilities
Interest-bearing loans and borrowings	22	535	737	16,007
Deferred tax liabilities	18	—	16	—
		535	753	16,007
Total liabilities		20,617	15,119	26,358
Net assets		118,163	70,640	55,804
Equity attributable to equity holders
Share capital	23	9,516	9,195	9,185
Share premium		33,765	1,174	209
Retained earnings		51,886	35,767	21,570
Retranslation reserve		(89)	(408)	(71)
Merger reserve		34,645	34,645	34,645
Own shares held		(11,714)	(9,845)	(9,845)
Capital redemption reserve		154	112	111
Total equity		118,163	70,640	55,804

The financial statements of Skyscanner Holdings Limited, registered number 07777261 were approved by the Board of Directors on 29 April 2016 and were signed on its behalf by:.

Signed on behalf of the Board of Directors

/s/ Gareth Williams
Gareth Williams
Director

Skyscanner Holdings Limited

Consolidated statement of changes in equity

For the year ended 31 December 2015

							Capital
	Share	Share	Retranslation	Retained	Merger	Own	redemption	Total
	capital	premium	reserve	earnings	reserve	shares held	reserve	equity
	£000	£000	£000	£000	£000	£000	£000	£000

Balance at 31 December 2013	9,185	209	(71)	20,974	34,645	(9,845)	111	55,208
Effect of change in accounting framework (note 3)	—	—	—	596	—	—	—	596

Balance at 31 December 2013 (Restated)	9,185	209	(71)	21,570	34,645	(9,845)	111	55,804
Shares issued in the period	10	965	—	—	—	—	—	975
Credit in relation to share based payments	—	—	—	2,430	—	—	—	2,430
Deferred tax on share-based payment transactions	—	—	—	1,513	—	—	—	1,513
Share buyback	—	—	—	(132)	—	—	1	(131)
Total comprehensive income for the year	—	—	(337)	10,386	—	—	—	10,049
Balance at 31 December 2014	9,195	1,174	(408)	35,767	34,645	(9,845)	112	70,640

							Capital
	Share	Share	Retranslation	Retained	Merger	Own	redemption	Total
	capital	premium	reserve	earnings	reserve	shares held	reserve	equity
	£000	£000	£000	£000	£000	£000	£000	£000

Balance at 31 December 2014	9,195	1,174	(408)	35,767	34,645	(9,845)	112	70,640
Shares issued in the period	321	32,591	—	(1,609)	—	—	—	31,303
Credit in relation to share based payments	—	—	—	3,411	—	—	—	3,411
Deferred tax on share based payment transactions	—	—	—	3,352	—	—	—	3,352
Share buyback	—	—	—	(2,307)	—	(1,869)	42	(4,134)
Total comprehensive income for the year	—	—	319	13,272	—	—	—	13,591
Balance at 31 December 2015	9,516	33,765	(89)	51,886	34,645	(11,714)	154	118,163

Skyscanner Holdings Limited

Consolidated statement of changes in equity (continued)

For the year ended 31 December 2015

Equity share capital

The balance classified as equity share capital includes the nominal value on issue of the Company’s equity share capital, refer to note 23 for details of shares issued.

Share premium

The balance classified as share premium includes the difference between the value of shares issued and their nominal value. The premium above is shown net of share issue costs of £721k.

Retranslation reserve

Exchange differences relating to the translation of the net assets of the Group’s foreign operations, which relate to subsidiaries only, from their functional currency into the parent’s functional currency, being Sterling, are recognised in the retranslation reserve.

Merger reserve

The balance classified as merger reserve arose during the financial year ended 31 December 2011 when the Company acquired the share capital of Skyscanner Limited.

Own shares held

The own shares reserve represents the cost of shares purchased and held by the Skyscanner Holdings Limited Employee Benefit Trust to satisfy options under the Group’s share options scheme (see note 27). The number of ordinary shares held by the Employee Benefit Trust at 31 December 2015 was 843,078 (2014: 1,029,713).

Capital redemption reserve

On the purchase of own shares from departing employees, a transfer is made from retained earnings to the capital redemption reserve equivalent to the nominal value of shares purchased.

Skyscanner Holdings Limited

Consolidated statement of cash flows

For the year ended 31 December 2015

			(Restated)
		2015	2014
	Note	£000	£000
Operating activities
Profit before tax		12,900	13,185
Adjustments to reconcile profit before tax to net cash flows:
Depreciation of property, plant and equipment	12	4,606	4,022
Amortisation of intangible assets	13	375	260
Adjustment for joint venture profit share		(335)	—
Loss on disposal of property, plant and equipment		—	138
Foreign exchange translation		396	652
Finance income	8	(1,199)	(990)
Finance expense	9	870	431
Acquisition costs		—	198
Share based payments charge	27	3,411	2,430
Working capital adjustments:
Increase in trade and other receivables		(6,373)	(1,323)
Increase in trade and other payables		9,120	2,777
		23,771	21,780
Interest paid		(140)	(376)
Interest received		46	41
Taxes paid		(3,725)	(2,116)

Net cash from operating activities		19,952	19,329

Investing activities
Purchase of property plant and equipment		(4,629)	(3,755)
Acquisition of interest in joint venture		(762)	—
Acquisition of subsidiaries		(150)	(2,477)
Development expenditures capitalised	13	(282)	—

Net cash flows used in investing activities		(5,823)	(6,232)

Financing activities
Proceeds from share issues		30,004	357
Outflow associated with share buybacks		(3,189)	(127)
Repayment of borrowings		(710)	(16,409)

Net cash from/(used in) financing activities		26,105	(16,179)

Net increase/(decrease) in cash and cash equivalents		40,234	(3,082)
Cash and cash equivalents brought forward		6,528	9,610

Cash and cash equivalents at 31 December (note 20)		46,762	6,528

Skyscanner Holdings Limited

Notes to the financial statements

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies

Skyscanner Holdings Limited (the “Company”) is a company incorporated in the United Kingdom under the Companies Act. The address of the registered office is given on page 1. The principal activities of the Company and its subsidiaries (the Group) and the nature of the Group’s operations are set out in the Strategic Report on page 2.

The Group financial statements consolidate those of the Company and its subsidiaries (together referred to as the “Group”).

The Group financial statements have been prepared and approved by the Directors in accordance with International Financial Reporting Standards as adopted by the EU.

The accounting policies set out below have, unless otherwise stated, been applied consistently to the period presented in these consolidated financial statements and/or are expected to apply to subsequent periods.

Judgements made by the Directors, in the application of these accounting policies that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in note 2.

1.1                               Measurement convention

The financial statements have been prepared in accordance with International Financial Reporting Standards (‘IFRS’). The financial statements have also been prepared in accordance with IFRSs adopted by the European Union and therefore the Group financial statements comply with Article 4 of the EU IAS Regulation.

The financial statements have been prepared on the historical cost basis, except for financial instruments that are measured at revalued amounts or fair values at the end of each reporting period, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 Share-based payment, leasing transactions that are within the scope of IAS 17 Leases, and measurements that have some similarities to fair value but are not fair value, such as value in use in IAS 36 Impairment of assets.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

Level 3 inputs are unobservable inputs for the asset or liability.

The principal accounting policies adopted are set out below.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.2                               Going concern

The Group financial statements have been prepared on a going concern basis. The Group has a consolidated profit for the period of £13.3 million and total net assets of £118.2 million and is well placed to pursue market growth opportunities.

The Directors have prepared and considered forecast cash flows (extended beyond one year from the signing of the financial statements) and the future operations of the Group. The forecasts show that, following the new share issuance described in the Strategic Report, the Group will continue to have significant cash reserves for the forecast period.

The Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future and the financial statements have therefore been prepared under the going concern basis.

1.3                               Basis of consolidation

Subsidiaries

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing whether potential voting rights contribute to control, the Group examines all facts and circumstances that affect potential voting rights, except the intention of management and the financial ability to exercise and convert such rights. The acquisition date is the date on which control is transferred to the acquirer. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Losses applicable to the non-controlling interests in a subsidiary are allocated to the non-controlling interests even if doing so causes the non-controlling interests to have a deficit balance. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the Group’s accounting policies.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

1.4                               Foreign currency

Functional and presentational currency

The Group’s consolidated financial statements are presented in GBP sterling. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency.

Group Companies

On consolidation the assets and liabilities of foreign operations are translated into GBP sterling at the rate of exchange prevailing at the reporting date and their statements of comprehensive income are translated at average exchange rates. The exchange differences arising on translation are recognised in other comprehensive income.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the rate of exchange at the reporting date.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.4                               Foreign currency (continued)

Transactions and balances

Transactions in foreign currency are initially recorded by the Group entities at their respective functional currency exchange rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency exchange rate at the reporting date.

All differences arising on settlement or translation of monetary items are taken to the statement of comprehensive income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with recognition of gain or loss on change in the fair value item.

The main exchange rates used throughout the Group at the statement of financial position date, compared to GBP sterling were as follows:

USD: 1.4746

EUR: 1.3568

CNY: 9.5790

AUD: 2.0249

SGD: 2.0904

1.5                               Classification of financial instruments issued by the Group

Financial instruments issued by the Group are treated as equity only to the extent that they meet the following two conditions:

1)                                     they include no contractual obligations upon the Company (or Group as the case may be) to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavourable to the Company (or Group); and

2)                                     where the instrument will or may be settled in the Company’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the Company’s own equity instruments or is a derivative that will be settled by the Company exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments.

To the extent that this definition is not met, the proceeds of issue are classified as a financial liability. Where a financial instrument that contains both equity and financial liability components exists these components are separated and accounted for individually under the above policy.

1.6                               Financial assets

All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss, which are initially measured at fair value.

Financial assets are classified into the following specified categories: financial assets ‘at fair value through profit or loss’ (FVTPL), ‘held-to-maturity’ investments, ‘available-for-sale’ (AFS) financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.7                               Non-derivative financial instruments

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, loans and borrowings, and trade and other payables.

Trade and other receivables

Trade and other receivables are recognised initially at fair value. Subsequent to initial recognition they are measured at amortised cost using the effective interest method, less any impairment losses.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits.

Interest-bearing borrowings

Interest-bearing borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost using the effective interest method.

Gains and losses are recognised in the statement of comprehensive income when the liabilities are derecognised. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate (EIR). The EIR amortisation is included as finance costs in the statement of comprehensive income.

Trade and other payables

Trade and other payables are recognised initially at fair value. Subsequent to initial recognition they are measured at’amortised cost using the effective interest method.

1.8                               Derivative financial instruments

The Group enters into foreign exchange forward contracts to manage its exposure to foreign exchange rate risk. The ; Group does not hold or issue derivative financial instruments for speculative purposes.

Financial assets and financial liabilities in respect of derivative financial instruments are recognised in the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Financial instruments are initially measured at fair value with any gains or losses arising on remeasurement recognised in profit or loss. Transaction costs directly attributable to the acquisition of such instruments are recognised immediately in profit or loss.

1.9                               Derecognition of financial instruments

A financial liability is derecognised when the obligation under the liability is discharged or cancelled, or expires.

A financial asset is derecognised when the rights to receive cash flows from the asset have expired.

1.10                        Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Depreciation is charged to the statement of comprehensive income on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. The estimated useful lives are as follows:

•	plant and equipment	3 years

•	furniture, fittings and equipment	3 - 5 years

Plant and equipment comprises the Group’s and Company’s data centre assets.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.10                        Property, plant and equipment (continued)

The residual value and useful life of each asset is reviewed at each financial period end and, if expectations differ from previous estimates, the changes are accounted for prospectively in the statement of comprehensive income in the period of the change and future periods. An increase in the residual value of an asset will decrease the depreciation charge for the period and future periods and vice versa.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing the proceeds less cost of sale with the carrying amount and are recognised in the statement of comprehensive income.

An item of property, plant and equipment and any significant spare parts initially recognised are derecognised upon disposal or when no future economic benefits are expected from its use or disposal.

1.11                        Business combinations

All business combinations are accounted for by applying the acquisition method. Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Group.

The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value.

The Group measures goodwill at the acquisition date as:

•                       the fair value of the consideration transferred; plus

•                       the fair value of the existing equity interest in the acquiree; less

•                       the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group reassesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the re-assessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain on bargain purchase is recognised in the statement of comprehensive income.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, are expensed as incurred.

1.12                        Intangible assets and goodwill

Goodwill

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units that are expected to benefit from the combination and is not amortised but is tested annually for impairment.

Other intangible assets

Other intangible assets that are acquired by the Group are stated at fair value at acquisition date less accumulated amortisation and less accumulated impairment losses.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.12                        Intangible assets and goodwill

Amortisation

Amortisation is charged to the statement of comprehensive income on a straight-line basis over the estimated useful lives of intangible assets. The Group has no intangible assets with an indefinite useful life. Other intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

•	Development costs	4 – 5 years

•	Licences	1 – 2 years

1.13                        Interests in joint ventures

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control; that is, when the strategic financial and operating policy decisions relating to the activities require the unanimous consent of the parties sharing control.

The Group reports its interests in jointly controlled entities using the equity accounting method. The Group’s investment is initially recognised at cost and adjusted thereafter for the post-acquisition change in the investor’s share of net assets of the investee. The profit or loss of the investor includes the investor’s share of the profit or loss of the investee, and the investor’s other comprehensive income includes its share of the investee’s other comprehensive income.

Any goodwill arising on the acquisition of the Group’s interest in a jointly controlled entity is accounted for in accordance with the Group’s accounting policy for goodwill arising on the acquisition of a subsidiary.

1.14                        Impairment of assets

Financial assets (including receivables)

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and there is observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through the statement of comprehensive income.

The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognised in the statement of comprehensive income.

For certain categories of financial asset, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables includes the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 days, as well as observable changes in national or local economic conditions that correlate with default on receivables.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.14                        Impairment of assets (continued)

Non-financial assets

The carrying amounts of the Group’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, the recoverable amount is estimated each year at the same time.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The recoverable amount of an asset or cash-generating unit (‘CGU’) is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to cash-generating units. Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment is tested reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

1.15                        Employee benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which the Group pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an expense in the statement of comprehensive income in the periods during which services are rendered by employees.

Short-term benefits

Employee benefits are classified as short-term if they are expected to be settled wholly within 12 months from the reporting date. Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

1.16                        Provisions

A provision is recognised in the statement of financial position when the Group has a present legal or constructive obligation as a result of a past event, that can be reliably measured and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects risks specific to the liability. The expense relating to a provision is presented in the statement of comprehensive income net of any reimbursement.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.17                        Investments

Investments held as fixed assets are stated at cost less provision for any impairment.

1.18                        Internally-generated intangible assets - research and development expenditure

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if all of the following conditions have been demonstrated:

•                       the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•                       the intention to complete the intangible asset and use or sell it;

•                       the ability to use or sell the intangible asset;

•                       how the intangible asset will generate probable future economic benefits;

•                       the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•                       the ability to measure reliably the expenditure attributable to the intangible asset during its development.

In practice it is stretching to demonstrate that all of the above criteria fully met for ongoing projects where a degree of uncertainty exists. Therefore, the majority of development expenditure is expensed as it is incurred.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

1.19                        Revenue

Revenue is measured at the fair value of the consideration received or receivable, excluding taxes or duty and after eliminating revenue within the Group. The Group assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. The Group has concluded that it is acting as agent in the majority of its revenue arrangements.

The following specific recognition criteria must be met before revenue is recognised:

Flight commission

Revenues from flight commission are recognised at the point the Group has performed its obligations under the contract. This is typically at the point of booking. Accrued revenue is recognised for all flight commission to the end of the financial reporting period in respect of commission due but not yet invoiced.

Hotel and car hire commission

Revenues from hotel and car hire commission are recognised at the point the Group has performed its obligations under the contract. This is typically at the point of stay or hire. Accrued revenue is recognised for all hotel and car hire commission to the end of the financial reporting period in respect of commission due but not yet invoiced.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.19                        Revenue (continued)

Other services revenue

Revenue from other services rendered is recognised at the point the contractual service is provided to the end customer.

Interest income

For all financial instruments measured at amortised cost, interest income is recorded using the effective interest rate (EIR). EIR is the rate that exactly discounts the estimated future cash payments or receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability. Interest income is included in finance income in the statement of comprehensive income.

1.20                        Current versus non-current classification

The Group presents assets and liabilities in its statement of financial position based on current/non-current classification. An asset is current when it is:

•                       Expected to be realised or intended to be sold or consumed in the normal operating cycle;

•                       Held primarily for the purpose of trading;

•                       Expected to be realised within twelve months after the reporting period; or

•                       Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as non-current.

A liability is current when:

•                       It is expected to be settled in the normal operating cycle;

•                       It is held primarily for the purpose of trading;

•                       It is due to be settled within twelve months after the reporting period; or

•                       There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

The Group classifies all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

1.21                        Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date, whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Finance leases that transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the commencement of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in finance costs in the profit and loss account. A leased asset is depreciated over the useful economic life of the asset.

However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful economic life of the asset and the lease term.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.21                        Leases (continued)

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease except where another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

1.22                        Taxation

i.                                         Current tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income tax related to items recognised directly in other comprehensive income or equity is recognised in other comprehensive income or equity not in the profit or loss.

ii.                                     Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax is charged or credited in the profit and loss account, except when it relates to items charged or credited in other comprehensive income, in which case the deferred tax is also dealt with in other comprehensive income.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

1.23                        Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand and short-term deposits with a maturity of three months or less.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.24                        Capital management

For the purpose of the Group’s capital management, capital includes issued capital and all other equity reserves attributable to the equity holders of the Company. The primary objective of the Group’s capital management is to maximise the shareholder value.

In order to achieve this overall objective, the Group manages its capital structure and makes adjustments in light of changes in economic conditions. The Group monitors capital using the return on capital employed and a gearing ratio, which is net debt divided by total capital plus net debt.

1.25                        Share based payments

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value excludes the effect of non-market-based vesting conditions. Details regarding the determination of the fair value of equity-settled share-based transactions are set out in note 27.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest. At each balance sheet date, the Group revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognised in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

SAYE share options granted to employees are treated as cancelled when employees cease to contribute to the scheme. This results in accelerated recognition of the expenses that would have arisen over the remainder of the original vesting period.

For cash-settled share-based payments, a liability is recognised for the goods or services acquired, measured initially at the fair value of the liability. At each balance sheet date until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognised in profit or loss for the year.

1.26                        Adoption of new and revised International Financial Reporting Standards

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015, and have been applied in preparing these consolidated financial statements.

There are no other changes to IFRS effective in 2015 which have a material impact on the Group.

Amendments to IFRS 2, Share-based Payment

The amendments to IFRS 2 amends the definitions of ‘vesting condition’ and ‘market condition’ and adds definitions for ‘performance condition’ and ‘service condition’ (which were part of the definition of ‘vesting condition’ before). The amendment had no impact on the Group’s financial presentation or performance.

Amendments to IFRS 3, Business Combinations

The amendments to IFRS 3 clarifies that contingent consideration that is classified as an asset or a liability shall be measured at fair value at each reporting date. The amendment had no impact on the Group’s financial presentation or performance.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

1.                                      Summary of significant accounting policies (continued)

1.26                        Adoption of new and revised International Financial Reporting Standards (continued)

Amendments to IFRS 13, Fair Value Measurement

The amendments to IFRS 13 clarifies that issuing IFRS 13 and amending IFRS 9 and IAS 39 did not remove the ability to measure short-term receivables and payables with no stated interest rate at their invoice amounts without discounting if the effect of not discounting is immaterial. The amendment had no impact on the Group’s financial presentation or performance.

Amendments to IAS 16, Property, Plant and Equipment

The amendments to IFRS 16 clarifies that when an item of property, plant and equipment is revalued the gross carrying amount is adjusted in a manner that is consistent with the revaluation of the carrying amount. The amendment had no impact on the Group’s financial presentation or performance.

Amendments to IAS 19, Employee Benefits

The amendments to IAS 19 clarifies the requirements that relate to how contributions from employees or third parties that are linked to service should be attributed to periods of service. The amendment had no impact on the Group’s financial presentation or performance.

Amendments to IAS 24, Related Party Disclosures

The amendments to IAS 24 clarifies that an entity providing key management personnel services to the reporting entity or to the parent of the reporting entity is a related party of the reporting entity. The amendment had no impact on the Group’s financial presentation or performance.

Amendments to IAS 38, Intangible Assets

The amendments to IAS 38 clarifies that when an intangible asset is revalued the gross carrying amount is adjusted in a manner that is consistent with the revaluation of the carrying amount. The amendment had no impact on the Group’s financial presentation or performance.

1.27                        New standards, interpretations and amendments thereof not yet effective

Standards issued but not yet effective up to the date of issuance of the Group’s financial statements are listed below. This listing of standards and interpretations issued are those that the Group reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date.

The Company intends to adopt these standards when they become effective.

IFRS 9, Financial Instruments: Classification and Measurement

IFRS 9 as issued reflects the first phase of the LASB’s work on the replacement of IAS 39 and applies to the classification and measurement of financial assets and financial liabilities as defined in IAS 39. The mandatory date of adoption is for periods commencing 1 January 2018.

IFRS 15, Revenue from Contracts with Customers

The IASB and FASB published a new joint revenue standard on revenue recognition in May 2014. It replaces existing IFRS and US GAAP guidance and introduces a new recognition model for contracts with customers. The new standard (IFRS 15) retains a principles-based approach to the recognition of revenue from contracts. It introduces new concepts for obligations satisfied over time, or at a point in time. In particular, IFRS 15 may change the way complex, long-term or multiple component contracts are accounted for. The new standard is not yet approved by the EU but will be effective for periods commencing 1 January 2018.

The Directors do not expect that the adoption of the Standards listed above will have a material impact on the financial statements of the Group in future periods and will monitor future developments closely.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

2.                                      Accounting estimate and judgements

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these judgements, assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability recognised in future periods.

Key Accounting judgements

Allocation of goodwill to cash generating units

Goodwill arising on business combinations has not been allocated to individual cash generating units as this is not the level at which the goodwill is monitored for internal management purposes.

Key Accounting estimates

Revenue

The reported revenue for any financial period includes an accrual reflective of revenue” earned not yet billed. The accrual is derived based on the volume of clicks to third party websites multiplied by revenue per click. In most instances this is corroborated with the counterparty by way of an affiliate data portal or explicit confirmation.

Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range of international business relationships, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. The Group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates.

Fair value measurement

The fair value of an asset or a liability is measured using the assumption that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value.

Provision for impairment of receivables

The provision for impairment of receivables assessment requires a degree of estimation and judgement. The level of provision is assessed by taking into account the recent sales experience, the ageing of receivables, historical collection rates and specific knowledge of the individual debtor’s financial position.

Share-based payments

The Group measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined by using the Black-Scholes model taking into account terms and conditions upon which the instruments were granted. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities within the next annual reporting period but may impact profit or loss and equity.

Recovery of deferred tax assets

Judgement is required to determine whether deferred tax assets are recognised in the balance sheet. Deferred tax assets, including those arising from unutilised tax losses, require management to assess the likelihood that the Group will generate sufficient taxable earnings in future periods, in order to utilise recognised deferred tax assets. Assumptions about the generation of future taxable income are based on forecasted cash flows from operations and judgement about the application of existing tax laws.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

2.                                      Accounting estimate and judgements (continued)

Key Accounting estimates (continued)

Impairment testing for goodwill

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from the budget for the next year and do not include restructuring activities that the Group is not yet committed to or significant future investments that will enhance the asset’s performance of the CGU being tested. The recoverable amount is sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes. The key assumptions used to determine the recoverable amount for the different CGUs, including a sensitivity analysis, are disclosed and further explained in note 13.

3.                                      First time adoption of IFRS

These financial statements, for the year ended 31 December 2015, are the first the Group has prepared in accordance with IFRS. From the Group’s incorporation on 16 September 2011 to the period ended 31 December 2014, the Group prepared its financial statements in accordance with UK generally accepted accounting principles (‘UK GAAP’).

The Group has prepared financial statements which comply with IFRS applicable for periods ending on or after 31 December 2015, together with the comparative period data for the period ended 31 December 2014, as described in the summary of significant accounting policies. The Group’s transition date to IFRS is deemed to be the date of the start of the comparative period end, being 1 January 2014. This note explains the principal adjustments made by the Group in restating its UK GAAP financial statements for the year ended 31 December 2014.

Exemptions applied

IFRS 1 First-time Adoption of International Financial Reporting Standards allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS.

The Group has applied the following exemptions:

•                       The Group has not applied IFRS 3 Business Combinations retrospectively to fair value adjustments and goodwill recognised on acquisitions before the date of transition.

•                       The Group has not applied IAS 21 The Effects of Changes in Foreign Exchange Rates retrospectively to fair value adjustments and goodwill from business combinations that occurred before the date of transition. Such fair value adjustments and goodwill are treated as assets and liabilities of the parent rather than as assets and liabilities of the acquiree. Therefore, those assets and liabilities are already expressed in the functional currency of the parent or are non-monetary foreign currency items and no further translation differences occur.

•                       All other items of property, plant and equipment and intangible assets are measured at the previous UK GAAP carrying amounts at the date of transition to IFRS.

•                       The Group has applied the transitional provision in IFRIC 4 Determining whether an Arrangement Contains a Lease and has assessed all arrangements based upon the conditions in place as at the date of transition.

•                       In the Skyscanner Holdings Limited separate financial statements, investment in subsidiary entities are measured at deemed cost (previous GAAP carrying amount) in its separate opening IFRS statement of financial position.

Estimates

The estimates at 1 January 2014 are consistent with those made for the same dates in accordance with UK GAAP (after adjustments to reflect any differences in accounting policies).

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

3.                                      First time adoption of IFRS (continued)

Group reconciliation of equity as at 1 January 2014 (date of transition to IFRS)

					IFRS as at
			Reclassifi-	Remea-	31 December
	Note	UK GAAP	cations	surements	2014
Non-current assets
Property, plant and equipment		8,197	—	—	8,197
Intangible assets	A	51,471	—	(31)	51,440
Investments		71	—	—	71
Deferred tax asset	B,D	249	—	731	980
		59,988	—	700	60,688
Current assets
Trade and other receivables		11,864	—	—	11,864
Cash and cash equivalents		9,610	—	—	9,610
		21,474	—	—	21,474
Total assets		81,462	—	700	82,449

Current liabilities
Other interest-bearing loans and borrowings		1,153	—	—	1,153
Trade and other payables		8,033	—	—	8,033
Tax payable		1,061	—	—	1,061
Derivative financial instruments	C	—	—	104	104
		10,247	—	104	10,351
Non-current liabilities
Other interest-bearing loans and borrowings		16,007	—	—	16,007
		16,007	—	—	16,007
Total liabilities		26,254	—	104	26,358
Net assets		55,208	—	596	55,804

Equity attributable to equity holders of the parent
Share capital		9,185	—	—	9,185
Share premium		209	—	—	209
Retranslation reserve		(71)	—	—	(71)
Retained earnings	A, B, C, D	20,974	—	596	21,570
Merger reserve		34,645	—	—	34,645
Own shares held		(9,845)	—	—	(9,845)
Capital redemption reserve		111	—	—	111
Total equity		55,208	—	596	55,804

Notes to the reconciliation of equity as at 1 January 2014:

A                                       Intangible assets amortisation

Under IFRS software development intangible acquired as part of the Experience on Ventures LLC acquisition in 2013 will be amortised over its useful life of 5 years, resulting in an additional amortisation charge (the initial amortised period was over 20 years). The result is an increase (debit) of £31,000 in the amortisation expense in 2013 included within the administrative expenses line item and a decrease (credit) of £31,000 in the development costs balance included within intangible assets at 1 January 2014.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

3.                                      First time adoption of IFRS (continued)

B                                       Deferred tax asset on share based payments

IAS 12 Income Taxes requires that the deferred tax asset arising from future anticipated tax deductions on the exercise of share options should be recognised. The result is the recognition of a deferred tax asset at 1 January 2014, the date of transition, of £1,018,000 with a corresponding credit to retained earnings of £1,018,000.

C                                       Derivative financial instruments

IAS 39 Financial Instruments: Recognition and Measurement requires that derivative financial instruments require to are recognised at fair value through profit and loss (‘FVTPL’). In order to correctly record the fair value of Group’s financial instruments at transition date a loss was recognised at 1 January 2014 of £104,000 with the corresponding credit to current liabilities under derivative financial instruments.

D                                       Deferred tax liability

Under IAS 12 Income Taxes it is necessary to recognise deferred tax on the difference between the carrying and tax value of land and buildings. Recording this in accordance with the standard results in the recognition of a deferred tax liability at 1 January 2014 of £287,000 with a corresponding debit of £287,000 to retained earnings.

Group reconciliation of equity as at 31 December 2014

					IFRS as at
			Reclassifi-	Remea-	31 December
	Note	UK GAAP	cations	surements	2014
Non-current assets
Property, plant and equipment	E	8,998	(393)	—	8,605
Intangible assets	F, G, H	51,121	393	2,540	54,054
Investments		79	—	—	79
Deferred tax asset	I, K	496	––	2,375	2,871
		60,694	—	4,915	65,609
Current assets
Trade and other receivables	L, M	13,468	—	58	13,526
Derivative financial instruments	J	—	—	80	80
Cash and cash equivalents		6,528	—	—	6,528
		19,996	—	138	20,134
Total assets		80,690	—	5,053	85,743
Current liabilities
Other interest-bearing loans and borrowings		1,011	—	—	1,011
Trade and other payables		11,157	—	—	11,157
Tax payable		2,198	—	—	2,198
		14,366	—	—	14,366
Non-current liabilities
Other interest-bearing loans and borrowings		737	—	—	737
		737	—	—	737
Total liabilities		15,103	—	—	15,103
Net assets		65,587	—	5,053	70,640
Equity attributable to equity holders of the parent
Share capital		9,195	—	—	9,195
Share premium		1,174	—	—	1,174
Retranslation reserve		(408)	—	—	(408)
Retained earnings	F, G, H, I, J, K, L, M	30,714	—	5,053	35,767
Merger reserve		34,645	—	—	34,645
Own shares held		(9,845)	—	—	(9,845)
Capital redemption reserve		112	—	—	112
Total equity		65,587	—	5,053	70,640

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

3.                                      First time adoption of IFRS (continued)

Group reconciliation of total comprehensive income as at 31 December 2014

					IFRS as at
			Reclassifi-	Remea-	31 December
	Note	UK GAAP	cations	surements	2014

Revenue		92,897	—	—	92,897
Cost of sales		(21,376)	—	—	(21,376)
Gross profit		71,521	—	—	71,521

Other income and expenses
Administrative expenses	F, G, H, J, L, M, N	(60,757)	(765)	2,627	(58,895)
		10,764	(765)	2,627	12,626

Operating profit
Finance income	J, N	41	765	184	990
Finance expense	M	(408)	—	(23)	(431)
		10,397	—	2,788	13,185

Profit before taxation
Taxation	H, I, K	(2,955)	—	156	(2,799)

Profit for the period		7,442	—	2,944	10,386

Other comprehensive income
Foreign exchange gains or losses		(337)	—	—	(337)

Total comprehensive income for the year attributable to equity holders of the parent		7,105	—	2,944	10,049

Notes to the reconciliation of equity as at 31 December 2014 and total comprehensive income for the year ended 31 December 2014:

E                                       Intangible assets reclassification

During 2014 Licences and software with a net book value of £393k were reclassified from property, plant and equipment in order to comply with the requirements of IAS 38 Intangible Assets. This has been reflected in the adjusted transition statement of financial position.

F                                        Reversal of goodwill amortisation

Under UK GAAP, the Group amortised goodwill recognised on acquisition of subsidiary entities over its estimated useful life. Goodwill amortisation is prohibited under IAS 38 Intangible Assets and therefore the amortisation charge has been reversed for the year ended 31 December 2014.

Goodwill amortisation of £2,880,000 was reversed out of administrative expenses for the year ended 31 December 2014 resulting in a debit to goodwill of £2,880,000 and an equivalent credit to administrative expenses.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

3.                                      First time adoption of IFRS (continued)

G                                      Business combinations

When consolidating the subsidiary entities within the Group, IFRS is more prescriptive that UK GAAP on the identification of separately identifiable intangible assets. The standard requires that such assets are measured at their fair value disclosed separately from goodwill. In addition, directly attributable acquisitions costs must be expenses as they are incurred under IFRS 3 Business Combinations and not capitalised as was the case under UK GAAP. These differences have given rise to the following adjustments:

An intangible asset related to the Chinese operating licence acquired as part of the purchase of Reacher Investments Limited was recognised and separated from goodwill at a fair value of £127,000. The result was a decrease in the goodwill balance of £102,000 and an increase in the deferred tax liability balance of £25,000.

Acquisition related costs of £198,000 associated with the business combinations during 2014 were expensed as required by IFRS 3. The result was a credit to goodwill of £198,000 and a debit to administrative expenses.

H                                      Intangible assets amortisation

The intangible asset recognised in respect of the Chinese operating licence described in note G will be amortised over its estimated useful life of 1 year and 2 months. The result is an increase (debit) of £45,000 in the amortisation expense included within the administrative expenses for the year ended 31 December 2014 and a corresponding decrease (credit) of £45,000 in the licence balance included within intangible assets. The associated tax impact of this is a decrease (debit) in the deferred tax liability of £9,000 and a decrease (credit) in the tax expense of £9,000.

Under IFRS software development intangible acquired as part of the Experience on Ventures LLC acquisition in 2013 will be amortised over its useful life of 5 years, resulting in an additional amortisation charge (the initial amortised period was over 20 years). The result is a net increase (debit) of £122,000 in the amortisation expense in 2014 included within the administrative expenses line item and a decrease (credit) of £122,000 in the development costs balance included within intangible assets at 31 December 2014.

I                                           Deferred tax asset on share based payments

IAS 12 Income Taxes requires that the deferred tax asset arising from anticipated future tax deductions on the exercise of share options should be recognised. In line with this requirement a further deferred tax asset has been recognised at 31 December 2014 of £1,551,000 with a corresponding credit in the statement of comprehensive income of £38,000 and a credit to retained earnings of £1,513,000. The split between comprehensive income and retained earnings is determined by the level of cumulative historic share based payment charges recognised in the profit and loss account.

J                                         Derivative financial instruments

Under IAS 39 Financial Instruments: Recognition and Measurement, derivative financial instruments require to be recognised at fair value through profit and loss (‘FVTPL’). In the statement of comprehensive income for the year ended 31 December 2014 a gain of £184,000 has been recognised with a corresponding debit of £104,000 to current liabilities derivative financial instruments relating to the balance at 1 January 2014. The balancing adjustment was a debit of £80,000 to current assets derivative financial instruments at 31 December 2014, reflecting the fair value of the Group’s instruments at this point in time.

K                                      Deferred tax liability

Under IAS 12 Income Taxes, it is necessary to recognise deferred tax on the difference between the carrying and tax value of land and buildings. At 31 December 2014 the computed liability reduced to £178,000 from £287,000 at 1 January 2014 give rise to a corresponding credit of £109,000 to the taxation line in the statement of comprehensive income.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

3.                                      First time adoption of IFRS (continued)

L                                       Trade and other receivables

Under UK GAAP, the provision for impairment of receivables consists of both a specific amount for incurred losses and general amount for expected future losses. IAS 39 Financial Instruments: Recognition and Measurement prohibits the recognition of expected losses. A non-specific ‘collective’ provision can be set up but must be based upon incurred loss expectation at the year end. As there is no evidence to support such a provision at the year-end an amount of £81,000 has been credited to the profit and loss account and other comprehensive income for the year ended 31 December 2014.

M                                    Bank arrangement fee

Under UK GAAP the bank arrangement fee on the Group’s revolving credit facility was capitalised and amortised over the term of the facility. IAS 23 Borrowing Costs does not allow for bank arrangement fees to be capitalised generally unless they relate specifically to debt drawn in relation to the creation of an asset. Therefore, the unamortised portion of the arrangement fee amounting to £23,000 at 31 December 2014 has been written off to the statement of comprehensive income in the year to 31 December 2014. The result is an increase (debit) in finance costs of £23,000 and a decrease (credit) to prepayments of £23,000.

N                                       Reclassification of foreign exchange gain

The foreign exchange gain of £765,000 during the year ended 31 December. 2014 classified under administrative expenses has been reclassified to finance income in the statement of comprehensive income, in accordance with the presentation requirements of IFRS.

Material adjustments to the statement of cash flows for 2014

There are no material differences between the statement of cash flows presented under IFRS and the statement of cash flows under local GAAP.

4.                                      Revenue

	2015	2014
	£000	£000

Flight commissions	94,929	73,948
Hotel and car hire commissions	8,092	5,760
Other services	16,694	13,189
	119,715	92,897

Revenue relates to activities in the following regions:

	2015	2014
	£000	£000

UK & Ireland	33,520	25,137
Europe	52,734	44,299
Rest of World	33,461	23,461
	119,715	92,897

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

5.                                      Auditor’s remuneration

	2015	2014
	£000	£000

Audit of these financial statements	8	8
Amounts receivable by the Company’s auditor and its associates in respect of:

Audit of financial statements of subsidiaries of the Company	73	57
Total audit fees	81	65

Taxation compliance services	—	34
Other taxation advisory services	61	106
Corporate finance services	95	—
Total non-audit fees	156	140

All non-audit services were reviewed by the Audit Committee. The other tax services performed during the year relate to acquisition and share issue advice. The services were performed by individuals independent of the audit team and the Audit Committee is satisfied that adequate controls were in place to safeguard the independence of the audit process.

6.                                      Staff numbers and costs

The average number of persons employed by the Group (including directors) during the period, analysed by category, was as follows:

	2015	2014
	No.	No.

Development, operations and commercial	593	425
Administration	81	67
	674	492

The aggregate payroll costs of these persons were as follows and are included within the administrative expenses and cost of sales line items in the statement of comprehensive income:

	2015	2014
	£000	£000

Wages and salaries	35,036	22,464
Social security costs	2,888	2,094
Contributions to defined contribution plans	1,049	662
Share based payments (note 27)	3,411	2,430
	42,384	27,650

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

7.                                      Directors’ remuneration

	2015	2014
	£000	£000

Wages and salaries	422	287
Social security costs	32	34
Contributions to defined contribution plans	44	26
Amounts paid to third parties in respect of directors’ services	37	26
	535	373

The amounts disclosed in the table are the amounts recognised as an expense during the reporting period related to directors. There are no other forms of director emoluments or post-employment benefits during the period.

The number of directors accruing benefits under defined contribution plans is 2 (2014: 2). Company contributions of £44,000 (2014: £26,000) were made to defined contribution plans on their behalf.

The number of directors who exercised share options in the year was 1 (2014: nil).

The highest paid Director received remuneration of £245,466 (2014: £175,625).

8.                                      Finance income

		(Restated)
	2015	2014
	£000	£000

Interest income	46	41
Net foreign exchange differences	1,153	765
Gain on financial instruments at fair value through profit or loss	—	184
Total finance income	1,199	990

9.                                      Finance expense

		(Restated)
	2015	2014
	£000	£000

Total interest expense on financial liabilities measured at amortised cost	140	408
Loss on financial instruments at fair value through profit or loss	463	—
Other fees and charges	267	23
Total finance expense	870	431

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

10.                               Operating profit

Operating profit is stated after charging

		(Restated)
	2015	2014
	£000	£000

Depreciation on property, plant and equipment	4,606	4,022
Amortisation of intangible assets	375	260
Loss on disposal of property, plant and equipment	—	138
Research & development	4,423	4,901
Amount provided in the year against trade receivables (note 24)	84	225
Lease payments recognised as an operating lease expense	3,347	2,242

11.                               Taxation

The major components of income tax expense for the period ended are:

		(Restated)
	2015	2014
	£000	£000
UK and foreign corporation tax:
Current income tax charge	2,315	3,578
Adjustments in respect of prior periods	(2,517)	(376)

Deferred tax:
Relating to the origination and reversal of temporary differences	(170)	(403)
Income tax reported in the statement of comprehensive income	(372)	2,799

Taxation for non UK jurisdictions is calculated at the rates prevailing in the respective jurisdictions

Reconciliation of effective tax rate

Reconciliation of tax expense and the accounting profit multiplied by the Group’s tax rate for the period:

		(Restated)
	2015	2014
	£000	£000

Accounting profit before tax	12,900	13,185
At the Group’s statutory tax rate of 20.25% (2014: 21.50%)	2,612	2,835
Adjust for the effects of:
Expenses not deductible for tax purposes	13	72
Difference between capital allowances and depreciation	(457)	(2)
Short term timing differences	32	(29)
Foreign losses generated	(141)	113
Adjustments in respect of prior periods	(2,012)	(376)
R&D relief	(519)	(129)
Employee share options	96	429
Tax rate changes	—	(54)
Non-taxable provision release	4	(60)
Total tax charge for the period	(372)	2,799

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

11.                               Taxation (continued)

Change in Corporation Tax rate

Reductions in the UK corporation tax rate from 21% (effective from 1 April 2014) and 20% (effective from 1 April 2015) were substantively enacted on 2 July 2013. This will reduce the company’s future current tax charge accordingly. The deferred tax asset at 31 December 2015 has been calculated based on the rates of 20% substantively enacted at the balance sheet date.

The tax on ordinary activities charge has reduced since 2014 as a direct result of an increase in the accounting deferred tax asset as well as certain prior year adjustments relating primarily to tax credits associated with research and development. Removing the impact of prior year adjustments and deferred tax, our normalised is 17%. This is lower than the standard rate of corporation tax in the UK of 20.25% as a result of the Company’s participation in HM Revenue and Customs supported initiatives allowing enhanced deductions for our research and development activities and related capital expenditure.

12.                               Property, plant and equipment

	Furniture,
	fittings and	Plant and
	equipment	equipment	Total
	£000	£000	£000
Cost
At 1 January 2014	7,527	3,333	10,860
Reclassified from intangible assets (note 3)	—	—	—

At 1 January 2014 (Restated)	7,527	3,333	10,860
Additions	3,330	1,150	4,480
Acquisition of subsidiary undertaking	102	—	102
Disposals	(243)	—	(243)
Reclassification between categories	(511)	511	—

At 31 December 2014	10,205	4,994	15,199
Exchange differences	(105)	(1)	(106)
Additions	3,605	1,024	4,629
Disposals	(3)	(16)	(19)

At 31 December 2015	13,702	6,001	19,703

Depreciation
At 1 January 2014	2,213	463	2,676
Reclassified from intangible assets (note 3)	—	—	—

At 1 January 2014 (Restated)	2,213	463	2,676
Depreciation charge for the year	2,498	1,525	4,023
Disposals	(164)	—	(164)
Write off	59	—	59
Reclassification between categories	(149)	149	—

At 31 December 2014	4,457	2,137	6,594
Exchange differences	(16)	(2)	(18)
Depreciation charge for the year	2,680	1,926	4,606
Disposals	(3)	(16)	(19)

At 31 December 2015	7,118	4,045	11,163

Net book value
At 31 December 2014	5,748	2,857	8,605
At 31 December 2015	6,584	1,956	8,540

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

12.                               Property, plant and equipment (continued)

Leased plant and machinery

At 31 December 2015 the carrying amount of property, plant and equipment leased was £1,244,267 (2014: £2,023,000. There are no legal charges in place in relation to these leases however in the event of default the entire amount of the leases will become payable. The depreciation charged to the financial statements in the year in respect of these assets amounted to £1,247,744 (2014: £994,000).

The Group has assets with an accumulated cost of £593,034 (2014: £516,000) that are fully depreciated but still in use as at the period end.

Data centre assets were reclassified from furniture, fittings and equipment to plant and equipment during 2014 in order to better reflect their nature in the financial statements.

13.                               Intangible assets

			Licences
		Development	and
	Goodwill	costs	software	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January 2014	56,269	829	125	57,223
Reclassified to property, plant and equipment (note 3)	—	—	—	—

At 1 January 2014 (Restated)	56,269	829	125	57,223
Additions	—	307	13	320
Write offs	—	(57)	—	(57)
Acquisition of subsidiary undertakings	2,483	—	128	2,611

At 31 December 2014	58,752	1,079	266	60,097
Additions	—	—	282	282
Prior year adjustments	57	—	—	57
At 31 December 2015	58,809	1,079	548	60,436

Amortisation
On 1 January 2014	5,631	10	111	5,752
Reclassified to property, plant and equipment (note 3)	—	—	—	—
Effect of change in accounting policy (note 3)	—	31	—	31

At 1 January 2014 (Restated)	5,631	41	111	5,783
Amortisation for the period	—	201	59	260

At 31 December 2014	5,631	242	170	6,043
Amortisation for the period	—	292	83	375
Foreign exchange differences	—	—	5	5

At 31 December 2015	5,631	534	258	6,423

Net book value
At 31 December 2014	53,121	837	96	54,054
At 31 December 2015	53,178	545	290	54,013

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

13.                               Intangible assets (continued)

Prior year adjustments relate to adjustments made to the accounting applied under IFRS 3 Business Combinations to the acquisition of Distinction Kft whereby the level of investment on purchase was increased to include an additional amount of cash contingent consideration subsequently paid during 2015.

Amortisation charge

The amortisation charge for the period is recognised in the administrative expenses line item of the consolidated statement of comprehensive income.

Impairment testing

Goodwill is tested annually for impairment, or more frequently if there are indicators that goodwill might be impaired.

Goodwill considered significant in comparison to the Group’s total carrying amount of such assets have been allocated to cash generating units or groups of cash generating units as follows:

		(Restated)
	Goodwill	Goodwill
	2015	2014
	£’000	£’000
Skyscanner Holdings Limited	53,178	53,121

Goodwill arising on business combinations has not been allocated to individual cash generating units as any allocation is considered by the Directors to be on an arbitrary basis and so, they have allocated and tested it at the lowest level within the entity at which the goodwill is monitored for internal management purposes. The key assumptions used in the value in use calculation are shown below:

	2015	2014
	£’000	£’000

Period on which management approved forecasts are based	1 year	1 year
Growth rate applied in years 2 to 5	nil	nil
Growth rate applied beyond 5 years	2%	2%
Discount rate	15.05%	15.05%

The Group prepares cash flow forecasts derived from the most recent financial budgets approved by management for the next year and uses this budget for years two through to year five and extrapolates cash flows beyond five years based on an estimated growth rate of 2% (2014: 2%). This rate does not exceed the average long-term growth rate for markets in which the Group is trading.

The recoverable amount of the CGU calculated using the above listed assumptions far exceeded the carrying amount of the CGU to which goodwill was allocated and no resulting impairment loss was recognised. For an impairment loss to occur, the growth rate applied beyond the approved forecast period would need to move from 2% to -121% or the discount rate used would have to increase from 15.05% to 37.7%.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

14.                               Investments

	2015	2014
	£’000	£’000
Other investments and loans	131	79
	131	79

The other investment balance represents fixed term cash deposits held by Experience on Ventures LLC which have been disclosed as investments as they are not available on demand.

15.                               Interests in joint ventures

During the year ended 31 December 2015 the Group made the following investment in joint ventures:

£’000
Cost
At 1 January 2015	—
Addition in year	1,113
At 31 December 2015	1,113

Details of the joint ventures in which the Company holds 20% or more of the nominal value of any class of share capital at 31 December 2015:

	Class of	Proportion of voting	Nature of	Country of
Name of company	shares held	rights and shares held	Business	incorporation

Subsidiary undertakings:
Skyscanner KK	Ordinary	51%	Trading entity	Japan

16.                               Subsidiary entities consolidated into the Group accounts

These Group financial statements consolidate the results of the following subsidiaries:

	Country of	Class of
	Incorporation	held	shares	Ownership
Company — Direct and indirect subsidiaries
Skyscanner Limited	England	Ordinary	100%	(direct)
Skyscanner Pte	Singapore	Ordinary	100%	(indirect)
Experience on Ventures LLC	Spain	Ordinary	100%	(indirect)
Skyscanner Inc	United States of America	Ordinary	100%	(indirect)
Skyscanner Beijing	China	Ordinary	100%	(indirect)
Reacher Investments Limited	Hong Kong	Ordinary	88%	(indirect)
Youbibi Technology (Shenzhen) Limited	China	Ordinary	100%	(indirect)
Distinction Kft	Hungary	Ordinary	100%	(indirect)
Distinction Software Development Services Limited	England	Ordinary	100%	(indirect)
Edinburgh Digital Limited	Scotland	Ordinary	100%	(indirect)
Skyscanner EOOD	Bulgaria	Ordinary	100%	(indirect)

Direct ownership refers to a direct subsidiary of Skyscanner Holdings Limited. Indirect ownership indicates that these entities are controlled by a subsidiary of Skyscanner Holdings Limited.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

17.                               Derivative financial instruments

The fair value of the foreign currency forward contracts outstanding at the reporting dates are as follows:

		(Restated)
	2015	2014
	£’000	£’000

Derivative assets at fair value through profit or loss	—	80
Derivative liabilities at fair value through profit or loss	(384)	—
	(384)	80

The Group uses foreign currency forward contracts to hedge against fluctuations in foreign currency exchange rates.

The fair value of forward exchange contracts is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds).

Further details on financial instruments are provided in note 24.

18.                               Deferred tax assets and liabilities

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

			Consolidated	Consolidated
	Consolidated	Consolidated	statement of	statement of
	statement of	statement of	Financial	profit and
	Financial	profit and	Position	loss
	Position	loss	(Restated)	(Restated)
	2015	2015	2014	2014
	£’000	£’000	£’000	£’000

Accelerated capital allowances	98	78	20	314
Intangible assets	(16)	16	(16)	9
Share based payments	5,904	(17)	2,569	38
Pensions	37	37	—	—
Tax losses available	351	239	112	(22)
Other temporary differences	3	(183)	186	64

Net deferred tax assets	6,377		2,871
Deferred tax credit		170		403

Reflected in the statement of financial position as follows:
Deferred tax assets	6,377		2,887
Deferred tax liabilities	—		(16)

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

18.                               Deferred tax assets and liabilities (continued)

Reconciliation of deferred tax during the period

		(Restated)
	2015	2014
	£’000	£’000
At start of period	2,871	980
Acquisition of subsidiary	—	(25)
Other temporary differences	(16)	—
Tax expense during the period recognised in profit or loss	170	403
Share based payment through equity	3,352	1,513
At end of period	6,377	2,871

The Group offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the . same tax authority.

At 31 December 2015, there was no recognised deferred tax asset for taxes that would be payable on the unremitted earnings of certain of the Group’s subsidiaries. The Group has determined that undistributed profits of its subsidiaries. will not be distributed in the foreseeable future.

Change in Corporation Tax rate

In recent years the UK Government has steadily reduced the rate of UK corporation tax, with the latest rates enacted now standing at 21% with effect from 1 April 2014, 20% from 1 April 2015, 19% from 1 April 2017 and 18% from 1 April 2020. The closing deferred tax assets and liabilities have been calculated taking into account that existing temporary differences may unwind in periods subject to the reduced rates. The tax rate used for tax on profit on ordinary activities is the effective standard rate for UK corporation tax for the year ended 31 December 2015 of 20.25% (21.5%). In the Budget on 16 March 2016, the UK Government proposed, amongst other things, to further reduce the rate of UK corporation tax to 17% with effect from 1 April 2020. Existing temporary differences on which deferred tax has been provided may therefore unwind in periods subject to this reduced rate. The rate change is to be included in Finance Bill 2016 but this has not yet been substantively enacted.

19.                               Trade and other receivables

		(Restated)
	2015	2014
	£’000	£’000

Trade receivables	13,464	9,424
Provision for doubtful debts	(508)	(540)
Other receivables	469	421
Prepayments	3,357	1,706
Accrued income	2,997	2,515
	19,779	13,526
Non-current	—	—
Current	19,779	13,526

Refer to note 24 for the debtors’ age analysis and the reconciliation of the movement in the provision for doubtful debts.

Trade receivables are non-interest bearing and are generally on terms of 45 days (2014: 40 days).

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

20.                               Cash and cash equivalents

	2015	2014
	£’000	£’000

Cash at bank and in hand	46,762	6,528
Cash and cash equivalents per cash flow statements	46,762	6,528

The Group had undrawn borrowing facilities at 31 December 2015 of £5 million (2014: £15 million).

There was no cash pledged as collateral.

The Group has no short-term investments.

21.                               Trade and other payables

	2015	2014
	£’000	£’000
Current
Trade payables	10,079	4,963
Amounts due to joint venture	1,145	—
Other creditors	—	150
Accruals and other payables	6,146	4,725
Other taxes and social security	1,825	1,319
	19,195	11,157

Trade payables and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 55 days (2014: 45 days). For most suppliers no interest is charged on the trade payables for the first 60 days from the date of invoice. Thereafter, interest is charged on the outstanding balances at various interest rates. The Group has financial risk management policies in place to ensure that all payables are paid within the pre-agreed credit terms.

Other creditors refer to deferred consideration which formed part of the purchase of Edinburgh Digital Limited by the Group on 17 October 2014. This was paid during 2015.

The directors consider that the carrying amount of trade payables approximates to their fair value.

22.                               Interest-bearing loans and borrowings

This note provides information about the contractual terms of the Group and Company’s interest-bearing loans and borrowings, which are measured at amortised cost. For more information about the Group and Company’s exposure to interest rate and foreign currency risk, see note 26.

	2015	2014
	£’000	£’000
Non-current liabilities
Finance lease liabilities	163	258
Bank loans	372	479
	535	737
Current liabilities
Finance lease liabilities	455	903
Bank loans	48	108
	503	1,011

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

22.                               Interest-bearing loans and borrowings (continued)

Terms and debt repayment schedule

					Carrying		Carrying
		Nominal		Face value	amount	Face value	amount
		interest	Year of	2015	2015	2014	2014
	Currency	rate	maturity	£’000	£’000	£’000	£’000

Finance lease liabilities	GBP	0%	2015/16	618	618	1,161	1,161
Bank loans	Euro	0%	2015/25	420	420	587	587
Total				1,038	1,038	1,748	1,748

Bank Loans

The bank loans are secured by fixed and floating charges on the assets of the Group.

The Group has a rolling credit facility of £5m which is repayable in full on 5 November 2016 at an interest rate of 2.2% plus LIBOR. The facility was repaid during 2014 and is not currently drawn down.

The Group also has credit facilities with CIDEM and Mityc in Spain which are repayable in agreed instalments up to 30 June 2025. No interest is payable on the loans.

Finance Lease Liabilities

There are no legal charges in place in relation to finance leases however in the event of default the entire amount of the leases will become payable.

The finance leases entered into by the Group do not attract finance charges given the short term nature of the arrangements and the commercial relationship in place with the provider of the finance, therefore there are no finance charges to be allocated to future periods.

Finance lease liabilities are payable as follows:

	Minimum
	lease	Future	Carrying
	payment	interest	amount
	£’000s	£’000	£’000
2015
Less than one year	455	—	455
Between one and five years	163	—	163
	618	—	618

	Minimum
	lease	Future	Carrying
	payment	interest	amount
	£’000s	£’000	£’000
2014
Less than one year	903	—	903
Between one and five years	258	—	258
	1,161	—	1,161

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

23.                               Capital and reserves

Share capital

	2015	2014
	£’000	£’000
Allotted, called up and fully paid:
9,508,027 (2014: 9,191,615) ordinary shares of £1 each	9,508	9,191
17,000 (2014: 17,000) C1 shares of £0.01 each	—	—
87,250 (2014: 88,250) C2 shares of £0.01 each	1	1
120,226 (2014: 120,406) C3 shares of £0.01 each	1	1
77,756 (2014: 84,396) C4 shares of £0.01 each	1	1
1,186 C6 shares of £0.01 each	1	—
76,913 (2014: 76,915) C7 shares of £0.01 each	—	1
289,410 C8 shares of £0.01 each	3	—
5,477 C9 shares of £0.01 each	—	—
19,314 D shares of £0.01 each	—	—
78,589 (2014: 42,280) SIP shares of £0.01 each	1	—
	9,516	9,195

The holders of C shares are only permitted to participate in the growth in value of the Group above a predefined hurdle rate. The shares rank pari passu in all other respects.

Voting

Ordinary shareholders are entitled to attend and vote at annual general meetings. No such right is conferred to holders of C or SIP share capital.

Dividends

No dividends were approved during the financial year. .

Share issues

During the year the following share issues took place:

•                       293,916 ordinary shares were issued as part of a private fundraising giving rise to a share premium of £29,706k (£28,985k net of direct transaction costs).

•                       22,496 ordinary shares were issued as part of earn out arrangements with acquired entities giving rise to a premium of £1,589k

•                       291,105 C8 shares were issued giving rise to a premium of £27k

•                       5,477 C9 shares were issued giving rise to a premium of less than £1k

•                       37,466 SIP shares were issued giving rise to a premium of £691k

•                       19,314 D shares were issued giving rise to a premium of £1,299k

In addition, 37,553 C and 384 SIP shares were bought back from both previous and existing employees during the year and cancelled.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

24.                               Financial instruments

(a)                                 Fair values of financial instruments

The fair values of all financial assets and financial liabilities by class together with their carrying amounts shown in the statement of financial position are as follows:

	Fair	Carrying	Fair	Carrying
	value	amount	value	amount
	2015	2015	2014	2014
	£’000	£’000	£’000	£’000

Loans and receivables
Investments (note 14)	131	131	79	79
Cash and cash equivalents (note 20)	46,762	46,762	6,528	6,528
Trade and other receivables excluding prepayments (note 19)	16,422	16,422	11,820	11,820

Total loans and receivables	63,315	63,315	18,427	18,427

Financial instruments designated as fair value through profit or loss
Derivative financial instruments (note 17)	(384)	(384)	80	80

Total financial instruments at fair value through profit or loss	(384)	(384)	80	80
Financial liabilities measured at amortised cost
Interest-bearing loans and borrowings (note 22)	(1,038)	(1,038)	(1,748)	(1,748)
Trade and other payables (note 21)	(17,370)	(17,370)	(9,838)	(9,838)

Total financial liabilities measured at amortised cost	(18,408)	(18,408)	(11,586)	(11,586)

Total financial instruments	44,417	44,417	6,921	6,921

Management considers that the carrying amount of financial assets and liabilities recognised at amortised cost in the financial statements approximate their fair value.

The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Fair value hierarchy

The table below analyses financial instruments measured at fair value, into a fair value hierarchy based on the valuation technique used to determine fair value.

•                       Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities

•                       Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)

•                       Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

24.                               Financial instruments (continued)

(b)                                 Fair values of financial instruments (continued)

	Level 1	Level 2	Level 3	Total
	£’000	£’000	£’000	£’000

2015
Foreign currency forward contracts	—	(384)	—	(384)

2014
Foreign currency forward contracts	—	80	—	80

In the current period under analysis, no financial instruments classified as levels 1 and 3 were observed and no level transfers were made.

The fair value of derivatives was determined from the foreign currency forward contract mark to market statements at 31 December 2015 provided by the Group’s lenders. The Directors consider the valuation impact of credit risk adjustments to be negligible.

(c)                                  Credit risk

Financial risk management

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s receivables from customers and deposits with banks and other financial instruments.

Trade receivables

The Group seeks to limit its credit risk with respect to customers by on-going assessment of the credit worthiness of the customer and monitoring the ageing of outstanding receivables. The Group also adopts a robust credit insurance policy.

Bank balance and deposits

The Group seeks to limit its credit risk with regard to bank balances and deposits by only dealing with reputable banks.

The maximum exposure to credit risk at the statement of financial position date by class of financial instrument was:

	2015	2014
	£’000	£’000

Investments	131	79
Cash and cash equivalents	46,762	6,528
Trade and other receivables	16,422	11,820
	63,315	18,427

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

24.                               Financial instruments (continued)

(c)                                  Credit risk (continued)

The concentration of credit risk for trade receivables at the statement of financial position date by geographic region was:

	2015	2014
	£’000	£’000

United Kingdom	3,079	1,883
Rest of Europe	6,734	5,407
Asia Pacific	2,331	1,553
USA and Americas	1,238	534
Africa	82	47
	13,464	9,424

Credit quality of financial assets and impairment losses

The ageing of trade receivables at the statement of financial position date was:

	Gross	Impairment	Gross	Impairment
	2015	2015	2014	2014
	£’000	£’000	£’000	£’000

Not past due	9,167	—	8,635	(7)
Past due 0-30 days	3,196	(63)	191
Past due 31-60 days	632	—	35	(5)
Past due 61-90 days	24	—	46	(11)
More than 91 days	445	(445)	517	(517)
	13,464	(508)	9,424	(540)

The movement in the allowance for impairment in respect of trade receivables and other receivables during the period was as follows:

	2015	2014
	£’000	£’000

At start of year	540	614
Impairment loss recognised	(116)	(299)
Amounts provided during the year	84	225
At end of year	508	540

The allowance account for trade receivables is used to record impairment losses unless the Group or Company is satisfied that no recovery of the amount owing is possible; at that point the amounts considered irrecoverable are written off against the trade receivables directly.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

24.                               Financial instruments (continued)

(d)                                 Liquidity risk

Financial risk management

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due.

The Group monitors its risk to a shortage of funds by considering the maturity of both its financial investments and financial assets and projected cash flows from operations.

The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of bank funding and leases.

Liquidity risk

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the effect of netting agreements:

	Carrying	Contractual	1 year or	l to 2	2 to 5	5 years
	amount	cash flows	less	years	years	and over
	£’000	£’000	£’000	£’000	£’000	£’000
2015
Derivative financial liabilities (note 17)	384	384	384	—	—	—
Finance lease liabilities (note 22)	618	618	455	163	—	—
Bank loans (note 22)	420	420	48	96	153	123
Trade and other payables (note 21)	17,370	17,370	17,370	—	—	—
	18,792	18,792	18,257	259	153	123
2014
Derivative financial liabilities (note 17)	—	—	—	—	—
Finance lease liabilities (note 22)	1,161	1,161	903	258	—	—
Bank loans (note 22)	587	587	108	41	167	271
Trade and other payables (note 21)	9,688	9,688	9,688	—	—	—
	11,436	11,436	10,699	299	167	271

(e)                                  Market risk

Financial risk management

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments. Risk management is carried out . by a central treasury department under policies approved by the board of Directors. Group treasury identifies, evaluates and hedges financial risks.

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the UK pound. Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities and net investments in foreign operations.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through the use of foreign currency forward exchange contracts.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

24.                               Financial instruments (continued)

(e)                                  Market risk (continued)

Market risk - Foreign currency risk

The carrying amounts of the Group’s foreign currency net exposure at the reporting date are as follows:

	31 December	31 December
	2015	2014
	£’000	£’000

Euro (EUR)	2,012	3,599
US Dollar (USD)	3,076	955
Australian Dollars (AUD)	(38)	487
Singapore Dollars (SGD)	177	91
Japanese Yen (JPY)	111	53
Chinese Yuan (CNY)	89	(67)
Other	338	98
Total	5,765	5,216

Sales and purchases in 2016 will have broadly the same mix of currencies as in 2015.

Sensitivity analysis

At 31 December 2015 were the GBP sterling exchange rate to weaken by 1% this would result in an increase in profit before tax of GBP £57k (2014: £52k). There are no other balances with significant exposure to exchange rate fluctuations.

This analysis assumes that all other variables, in particular other exchange rates and interest rates, remain constant.

Market risk — Interest rate risk

Interest rate risk results from the possibility of the Group suffering gains or losses arising from oscillations of interest rates levied on their financial assets and liabilities.

The group is not materially exposed to movements in interest rates on its financial instruments.

25.                               Operating leases

Non-cancellable minimum lease rentals are payable as follows:

	2015	2014
	£’000	£’000

Less than one year	3,977	2,886
Between one and five years	4,438	5,185
More than five years	95	—
	8,510	8,071

The Group leases office space under non-cancellable operating lease arrangements. The lease terms are between 2 years and 6 years, and the majority of lease arrangements are renewable at the end of the lease period at market rate.

During the period £3,347,000 (2014: £2,242,000) was recognised as an expense in the statement of comprehensive income in respect of operating leases.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

26.                               Commitments

Capital commitments

At 31 December 2015 there were no capital commitments (2014: £183,000).

Contingent liabilities

At 31 December 2015 there were no contingent liabilities (2014: none).

27.                               Share based payments

Equity-settled share option scheme

Skyscanner Holdings Limited grants share options to employees of the Group. Options are exercisable at a price equal to the estimated fair value of the Company’s shares on the date of grant. All options are settled by physical delivery of shares. The number of outstanding options and the conditions attached to each tranche are detailed below:

	Number of
Nature of scheme/Grant date	options	Contractual life of options

Equity-settled granted on April 2007	20,885	10 years or exercisable on sale or listing
Equity-settled granted on January 2008	12,064	10 years or exercisable on sale or listing
Equity-settled granted on September 2008	154	10 years or exercisable on sale or listing
Equity-settled granted on January 2009	14,405	10 years or exercisable on sale or listing
Equity-settled granted on November 2009	37,015	10 years or exercisable on sale or listing
Equity-settled granted on June 2010	258,384	10 years or exercisable on sale or listing
Equity-settled granted on June 2012	490,764	10 years or exercisable on sale or listing

As at 31 December 2015, 245,382 of the above noted options had vesting conditions attached. These options have a -vesting condition of 36 months from the date of issue. All other options have no conditions attached.

Details of the share options outstanding during the year are as follows:

	2015		2014
	Weighted		Weighted
	average		average
	exercise		exercise
	price	Number	price	Number
	(£)	of options	(£)	of options

Outstanding at the beginning of the period	3.32	904,945	3.39	959,253
Granted during the period	0.00	—	—	—
Options lapsed	(2.28)	(9,587)	(4.33)	(54,308)
Exercised during the period	(3.15)	(61,687)	—	—
Share buyback			—	—
Outstanding at the end of the period	3.41	833,671	3.32	904,945

Exercisable at the end of the period	3.32	253,979	3.47	253,979

The options outstanding at the period end have an exercise price in the range of £0.12 to £4.62.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

27.                               Share based payments (continued)

The estimated fair value of equity settled share options is determined using the Black Scholes option pricing model at the date of grant. No new options were granted during the current financial year. The inputs into the Black Scholes model for the most recent issue in June 2012 are as follows:

	2015	2014

Basic price	£4.62	£4.62
Share price	£4.62	£4.62
Risk-free interest rate	1.36%	1.36%
Expected volatility	20.74%	20.74%
Vesting period (in months)	36	36
Maturity (in months)	120	120
Fair value per share option	£1.17	£1.17

Expected volatility is based on historical share price volatility of a group of comparable listed businesses

Share Incentive Plan

In addition to share options, the Group also operates a Share Incentive Plan (‘SIP’) for all employees. The SIP includes the offer of partnership matching shares to employees who save through their salary towards the purchase of shares in the company. The associated charge to the profit and loss account has been determined based on the estimated fair value of these shares at grant date, taken over the vesting period. The number of SIP shares issued and the conditions attached to each tranche are detailed below:

Number of
Nature of scheme/Grant date	SIP shares

Partnership equity-settled granted in August 2013	2,499
Partnership equity-settled granted in April 2014	21,520
Matching equity-settled issued in April 2014	18,261
Partnership equity-settled issued in April 2015	16,038
Matching equity settled issued in April 2015	21,162

As at 31 December 2015 all of the above matching SIP shares had vesting conditions attached. The partnership shares have an accumulation period of 12 months from the date of entry to the SIP. Matching shares have a vesting period of 36 months from the date the partnership shares are issued. All of the partnership shares that were issued in 2015 had a subscription price of £47.22. Matching shares are issued for free at the end of the vesting period.

The estimated fair value of equity settled share based payments is determined using the Black Scholes option pricing model at the date of grant. The inputs into the Black Scholes model for the most recent scheme in April 2014 were as follows:

	Partnership	Matching
	shares	shares

Basic price	£47.22	£0.00
Share price	£47.22	£47.22
Risk-free interest rate	1.25%	1.25%
Expected volatility	50.91%	50.91%
Vesting period (in months)	12	44
Fair value per share	£9.58	£47.22

Expected volatility is based on historical share price volatility of a group of comparable listed businesses.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

27.                               Share based payments (continued)

Charge for the year

The total expense recognised for the period arising from share based payments is as follows:

	2015	2014
	£’000	£’000

Equity settled share based payments	3,411	2,430

The Company has issued a certain class of share (‘C shares’) which only have economic value in the event of a future exit event at which point the shares will convert into ordinary shares as set out in the articles of association. No share based payment charge has been recognised in relation to these awards, as such and exit is not yet deemed to be highly probable. The associated latent share based payment charge as at the balance sheet date is £5.4m.

28.                               Related parties

The Directors have identified the following related parties with whom the Group has performed transactions with in the period:

•                       During the year the Company paid Nitro Ventures Limited £25,000 (year ending 31 December 2014: £24,800) in respect of non-executive services and £35,295 (year ending 31 December 2014: £nil) in respect of consultancy services. Nitro Ventures Limited is partly owned by Julian Pancholi, a director of Skyscanner Limited.

•                       During the year £12,000 (year ending 31 December 2014: £12,000) was paid to Scottish Equity Partners in respect of monitoring fees. Scottish Equity Partners owns a proportion of the share capital of Skyscanner Holdings Limited.

Transactions with key management personnel

Directors of the Company and their immediate relatives control 18.2% of the voting shares of the Company.

The compensation of key management personnel (including the directors) is as follows:

	2015	2014
	£’000	£’000

Short-term employee benefits	1,399	852
Post-employment benefits	241	174
	1,640	1,026

28.                               Ultimate controlling party

In the opinion of the Directors the Company has no single individual controlling party.

29.                               Subsequent events

On 5th February 2016 the Company conducted a buyback of shares and share option from certain employees. The total value of the buyback was £15.9m and this was recorded as the repurchase of an equity interest through the Company financial statements under IFRS 2 Share based payments. As a result, the transaction had no material impact on the Company or Group profit and loss account.

Other than this, there have been no material subsequent events between the period end and the date the financial statements were authorised for issue.

Company Registration No. 07777261

Skyscanner Holdings Limited

Annual report and company financial statements

For the year ended 31 December 2015

Skyscanner Holdings Limited

Company statement of financial position

at 31 December 2015

			(Restated)
		2015	2014
	Notes	£000	£000
Non-current assets
Investment	3	64,584	61,175
		64,584	61,175
Current assets
Trade and other receivables	4	10,160	40
Cash and cash equivalents		13	1
		10,173	41
Total assets		74,757	61,216
Current liabilities
Trade and other payables	5	1,928	22,742
Current and total liabilities		1,928	22,742
Net assets		72,829	38,474

Equity attributable to equity holders of the parent
Share capital	6	9,516	9,195
Share premium		33,765	1,174
Retained earnings		6,463	3,193
Merger reserve		34,645	34,645
Own shares held		(11,714)	(9,845)
Capital redemption reserve		154	112
Total equity		72,829	38,474

The financial statements of Skyscanner Holdings Limited, registered number 07777261 were approved by the Board of Directors on 29 April 2016 and were signed on its behalf by:.

Signed on behalf of the Board of Directors

/s/ Gareth Williams
Gareth Williams
Director

Skyscanner Holdings Limited

Company statement of changes in equity

For the year ended 31 December 2015

					Own	Capital
	Share	Share	Retained	Merger	shares	redemption	Total
	capital	premium	earnings	reserve	held	reserve	equity
	£000	£000	£000	£000	£000	£000	£000

Balance at 31 December 2013	9,185	209	198	34,645	(9,845)	111	34,503
Effect of change in accounting framework	—	—	(50)	—	—	—	(50)

Balance at 31 December 2013 (Restated)	9,185	209	148	34,645	(9,845)	111	34,453
Shares issued in the period	10	965	—	—	—	—	975
Credit in relation to share based payments	—	—	2,430	—	—	—	2,430
Share buyback	—	—	(132)	—	—	1	(131)
Total comprehensive income for the year	—	—	747	—	—	—	747
Balance at 31 December 2014	9,195	1,174	3,193	34,645	(9,845)	112	38,474

Shares issued in the period	321	32,591	(1,609)	—	—	—	31,303
Credit in relation to share based payments	—	—	3,411	—	—	—	3,411
Share buybacks	—	—	(2,307)	—	(1,869)	42	(4,134)
Total comprehensive income for the year	—	—	3,775	—	—	—	3,775
Balance at 31 December 2015	9,516	33,765	6,463	34,645	(11,714)	154	72,829

Skyscanner Holdings Limited

Notes to the financial statements

For the year ended 31 December 2015

Summary of significant accounting policies

The financial statements of the Parent Company present information about the Company as a separate entity and not about its group.

The Company meets the definition of a qualifying entity under FRS 100 (Financial Reporting Standard 100) issued by the Financial Reporting Council. Accordingly, in the year ended 31 December 2015 the Company has decided to adopt FRS101 and has undergone transition from reporting under UK GAAP to FRS101 as issued by the Financial Reporting Council. Accordingly, the financial statements have therefore been prepared in accordance with FRS 101 (Financial Reporting Standard 101) ‘Reduced Disclosure Framework’ as issued by the Financial Reporting Council.

In preparing these financial statements, the Company applies the recognition, measurement and disclosure requirements of International Financial Reporting Standards as adopted by the EU (“Adopted IFRSs”), but makes amendments where necessary in order to comply with Companies Act 2006 and has set out below where advantage of the FRS 101 disclosure exemptions has been taken.

In these financial statements, the company has adopted FRS 101 for the first time. In the transition to FRS 101, the Company has applied IFRS 1 First-time Adoption of International Financial Reporting Standards whilst ensuring that its assets and liabilities are measured in compliance with FRS 101. An explanation of how the transition to FRS 101 has affected the reported financial position and financial performance of the Company is provided in note 2.

The accounting, policies, set out in the consolidated accounts, unless otherwise stated have been applied consistently to the period presented in these Company financial statements.

The Company has elected to apply the exemption in s408 of the Companies Act and has not presented its separate statement of comprehensive income and related notes. It has also taken advantage of the exemptions available under FRS 101 in relation to share-based payments, financial instruments, capital management, presentation of comparative information in respect of certain assets, presentation of a cash-flow statement and certain related party transactions.

The Company’s information relating to these disclosures are included within the consolidated accounts of Skyscanner Holdings Limited.

Judgements made by the Directors, in the application of these accounting policies that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in note 2 of the consolidated accounts.

The financial statements have been prepared on the historical cost basis, except for and financial instruments that are measured at revalued amounts or fair values at the end of each reporting period, as explained in the accounting policies note 1 of the consolidated accounts. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The financial statements are presented in GBP Sterling (£) and all values are rounded to the nearest thousand pounds (£000) except when otherwise stated.

1.                                      Transition to FRS 101

For all periods up to and including the year ended 31 December 2014, the Company prepared its financial statements in accordance with United Kingdom generally accepted accounting practice (‘UK GAAP’). These financial statements, for the year ended 31 December 2015, are the first the Company have prepared in accordance with FRS 101.

Accordingly, the Company has prepared financial statements which comply with FRS 101 applicable for periods beginning on or after 1 January 2014 and the significant accounting policies meeting those requirements are described in the relevant notes.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

2.                                      Transition to FRS 101 (continued)

In preparing these financial statements, the Company has started from an opening balance sheet as at 1 January 2014, the Company’s date of transition to FRS 101, and made those changes in accounting policies and other restatements required for the first-time adoption of FRS 101. As such, this note explains the principal adjustments made by the Company in restating its UK GAAP balance sheet as at 1 January 2014 and its previously published UK GAAP financial statements for the year ended 31 December 2014.

		UK	FRS 101
		GAAP	Remeasurements	FRS 101
Reconciliation of equity as at 1 January 2014	Notes	£000	£000	£000

Non-current assets
Investments		58,745	—	58,745

Current assets
Trade and other receivables: amounts falling due within one year		37	—	37
Cash at bank and in hand		9	—	9
		46	—	46
Current liabilities
Creditors: amounts falling due within one year		(9,288)	—	(9,288)
Derivative financial instruments	A	—	(50)	(50)
		(9,288)	(50)	(9,338)
Net current liabilities		(9,242)	(50)	(9,292)
Total assets less current liabilities		49,503	(50)	49,453

Non-current liabilities
Other interest-bearing loans and borrowings		(15,000)	—	(15,000)

Net assets		34,503	(50)	34,453

Capital and reserves
Called up share capital		9,185	—	9,185
Share premium		209	—	209
Retained earnings	A	198	(50)	148
Merger reserve		34,645	—	34,645
Own shares held		(9,845)	—	(9,845)
Capital redemption reserve		111	—	111
Total equity		34,503	(50)	34,453

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

2.                                      Transition to FRS 101 (continued)

Notes to the reconciliation of equity as at 1 January 2014:

A                                       Derivative financial instruments

Under IAS 39 Financial Instruments: Recognition and Measurement, derivative financial instruments require to be recognised at fair value through profit and loss (‘FVTPL’). This results in a loss being recognised at 1 January 2014 of £50,000 with the corresponding credit to current liabilities under derivative financial instruments.

		UK	FRS 101
		GAAP	Remeasurements	FRS 101
Reconciliation of equity as at 1 January 2014	Notes	£000	£000	£000

Non-current assets
Investments		61,175	—	61,175

Current assets
Trade and other receivables: amounts falling due within one year	B	63	(23)	40
Cash at bank and in hand		1	—	1
		64	(23)	41
Current liabilities
Creditors: amounts falling due within one year		(22,742)	—	(22,742)
		(22,742)	—	(22,742)
Net current liabilities		(22,678)	(23)	(22,701)
Total assets less current liabilities		38,497	(23)	38,474
Net assets		38,497	(23)	38,474

Capital and reserves
Called up share capital		9,195	—	9,195
Share premium		1,174	—	1,174
Retained earnings		3,216	(23)	3,193
Merger reserve		34,645	—	34,645
Own shares held		(9,845)	—	(9,845)
Capital redemption reserve		112	—	112
Total equity		38,497	(23)	38,474

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

2.                                      Transition to FRS 101 (continued)

Notes to the reconciliation of equity as at 31 December 2014:

B                                       Bank arrangement fee

Under UK GAAP the bank arrangement fee on the Group’s revolving credit facility was capitalised and amortised over the term of the facility. IAS 23 Borrowing Costs does not allow for bank arrangement fees to be capitalised generally unless they relate specifically to debt drawn in relation to the creation of an asset. Therefore, the unamortised portion of the arrangement fee amounting to £23,000 at 31 December 2014 has been written off to the statement of comprehensive income in the year to 31 December 2014. The result is an increase (debit) in finance costs of £23,000 and a decrease (credit) to prepayments of £23,000.

2.                                      Investments

£000

At 31 December 2014	61,175
Investment in Skyscanner Limited	3,282
Investment in Skyscanner Pte	79
Investment in Skyscanner Inc	12
Investment in Experience on Ventures LLC	14
Investment in Distinction Kft	14
Investment in Skyscanner EOOD	7
Investment in Reacher Investments Limited	1
At 31 December 2015	64,584

3.                                      Trade and other receivables

		(Restated)
	2015	2014
	£’000	£’000

Prepayments	20	2
Amounts due from Subsidiary companies	10,140	38
	10,160	40
Non-current	—	—
Current	10,160	40

All amounts due from subsidiary companies are repayable on demand.

4.                                      Trade and other payables

		(Restated)
	2015	2014
	£’000	£’000
Current
Trade payables	1,547	8
Accruals and other payables	381	32
Amounts due to related parties	—	22,702
	1,928	22,742

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

5.                                      Capital and reserves

	2015	2014
	£’000	£’000
Allotted, called up and fully paid:
9,508,027 (2014: 9,191,615) ordinary shares of £1 each	9,508	9,191
17,000 (2014: 17,000) C1 shares of £0.01 each	—	—
87,250 (2014: 88,250) C2 shares of £0.01 each	1	1
120,226 (2014: 120,406) C3 shares of £0.01 each	1	1
77,756 (2014: 84,396) C4 shares of £0.01 each	1	1
1,186 C6 shares of £0.01 each	1	—
76,913 (2014:76,915) C7 shares of £0.01 each	—	1
289,410 C8 shares of £0.01 each	3	—
5,477 C9 shares of £0.01 each	—	—
19,314 D shares of £0.01 each	—	—
78,589 (2014: 42,280) SIP shares of £0.01 each	1	—
	9,516	9,195

The holders of C shares are only permitted to participate in the growth in value of the Group above a predefined hurdle rate. The shares rank pari passu in all other respects.

Voting

Ordinary shareholders are entitled to attend and vote at annual general meetings. No such right is conferred to holders of C or SIP share capital.

Dividends

No dividends were approved during the financial year.

Share issues

During the year the following share issues took place:

•                  293,916 ordinary shares were issued as part of a private fundraising giving rise to a share premium of £29,706k (£28,985k net of direct transaction costs).

•                  22,496 ordinary shares were issued as part of earn out arrangements with acquired entities giving rise to a premium of £ 1,589k

•                  291,105 C8 shares were issued giving rise to a premium of £27k

•                  5,477 C9 shares were issued giving rise to a premium of less than £1k

•                  37,466 SIP shares were issued giving rise to a premium of £691k

•                  19,314 D shares were issued giving rise to a premium of £1,299k

In addition, 37,553 C and 384 SIP shares were bought back from both previous and existing employees during the year and cancelled.

6.                                      Commitments

Capital commitments

The Company had no capital commitments at 31 December 2015 (2014: none).

Contingent liabilities

The Company had no contingent liabilities at 31 December 2015 (2014: none).

Skyscanner Holdings Limited

Notes to the financial statements (continued)

For the year ended 31 December 2015

7.                                      Ultimate controlling party

In the opinion of the Directors the Company has no single individual controlling party.

8.                                      Subsequent events

On 5th February 2016 the Company conducted a buyback of shares and share option from certain employees. The total value of the buyback was £15.9m and this was recorded as the repurchase of an equity interest through the Company financial statements under IFRS 2 Share Based Payments. As a result, the transaction had no material impact on the Company or Group profit and loss account.

Other than this, there have been no material subsequent events between the period end and the date the financial statements were authorised for issue.